AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT


                                 by and between


                             FAC REALTY TRUST, INC.

                                       and

                         PROMETHEUS SOUTHEAST RETAIL LLC


                                   dated as of

                                 March 23, 1998

         THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this
"Agreement"), dated as of March 23, 1998, is made by and between FAC Realty Trust, Inc., a Maryland corporation (the "Company") and Prometheus Southeast Retail LLC ("Buyer"), an affiliate of Lazard Freres Real Estate Investors, LLC, a Delaware limited liability company ("LFREI").


                                    RECITALS:

         WHEREAS, the Company and Buyer entered into that certain stock purchase agreement, dated as of February 24, 1998 (the "First Agreement");

         WHEREAS, the Company and Buyer desire to amend and restate in its entirety the First Agreement as set forth herein;

         WHEREAS, the First Agreement, as amended and restated as set forth herein shall be referred to as the "Agreement";

         WHEREAS, Buyer wishes to purchase from the Company, and the Company wishes to sell to Buyer, (i) an aggregate of 21,052,632 shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), at a purchase price of $9.50 per share and (ii) contingent value rights (the "Contingent Value Rights") of the Company as further described in the Contingent Value Right Agreement (as defined herein); and

         WHEREAS, the Company and Buyer believe that the combination in a strategic alliance of the leadership, expertise and experience in retail development and operations of the Company and the proven investment and capital markets expertise and access to capital of Buyer and its affiliates will significantly enhance the Company's ability to pursue its growth and operating strategies;

         NOW, THEREFORE, in consideration of the promises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following respective meanings:

         Section 1.1 "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any Government Authority.

         Section 1.2 "ADA" shall have the meaning set forth in Section 3.11(e).



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



         Section 1.3 "Affiliate" shall have the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, and as in effect on the date hereof.

         Section 1.4 "Agreement" shall mean this Stock Purchase Agreement as amended and restated, together with all schedules and exhibits referenced herein.

         Section 1.5 "Army Corps of Engineers" shall have the meaning set forth in Section 3.11(d).

         Section 1.6 "Benefit Arrangements" shall have the meaning set forth in
Section 3.13(h).

         Section 1.7 "Blue Sky Laws" shall have the meaning set forth in Section 3.4(e).

         Section 1.8 "Board" shall mean the Board of Directors of the Company.

         Section 1.9 "Break-up Fee" shall have the meaning set forth in Section 9.3(b).

         Section 1.10 "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed.

         Section 1.11 "Buyer" shall have the meaning set forth in the first paragraph hereof.

         Section 1.12 "Capital Expenditure Budget and Schedule" shall have the meaning set forth in Section 3.11(i).

         Section 1.13 "CERCLA" shall have the meaning set forth in Section 3.12(e).

         Section 1.14 "Claim" shall have the meaning set forth in Section 3.12(g)(i).

         Section 1.15 "Closing" shall mean the consummation of any Stock
Purchase.

         Section 1.16 "Closing Date" shall mean, with respect to the consummation of any Stock Purchase, the date on which the conditions set forth herein with respect thereto shall be satisfied or duly waived, or if the Company and Buyer mutually agree on a different date, the date upon which they have mutually agreed.

         Section 1.17 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto, including all of the rules and regulations promulgated thereunder.

         Section 1.18 "Commitment" shall have the meaning set forth in Section 3.7.

         Section 1.19 "Company" shall have the meaning set forth in the first paragraph hereof.

         Section 1.20 "Company Charter" shall mean the Amended and Restated Articles of Incorporation of FAC Realty Trust, Inc. and any amendment or supplement thereto, as in effect on the date hereof.

         Section 1.21 "Company Common Stock" shall have the meaning set forth in the second paragraph hereof.

         Section 1.22 "Company Environmental Reports" shall have the meaning set forth in Section 3.12(f).

         Section 1.23 "Company Excess Stock" shall have the meaning set forth in
Section 3.3(a).

         Section 1.24 "Company Leases" shall have the meaning set forth in
Section 3.11(f).

         Section 1.25 "Company Plans" shall have the meaning set forth in
Section 3.13(b).

         Section 1.26 "Company Preferred Stock" shall have the meaning set forth in Section 3.3(a).

         Section 1.27 "Company Properties" shall have the meaning set forth in
Section 3.11(a).

         Section 1.28 "Company Registration Statement" shall have the meaning set forth in Section 3.5(a).

         Section 1.29 "Company Reports" shall have the meaning set forth in
Section 3.5(a).

         Section 1.30 "Company Stock" shall mean, collectively, the Company Common Stock and any other shares of capital stock of the Company.

         Section 1.31 "Company Stock Equivalents" shall have the meaning set forth in Section 5.3(e).

         Section 1.32 "Competing Transaction" shall mean (i) any acquisition in any manner, directly or indirectly (including through any option, right to acquire or other beneficial ownership), of more than 15% of the equity securities, on a Fully Diluted basis, of the Company by a single person or a group of related persons, or assets representing a material portion of the assets of the Company, other than any of the transactions contemplated by this Agreement or (ii) any merger, consolidation, sale of assets, share exchange, recapitalization, other business combination, liquidation, or other action out of the ordinary course of business of the Company (it being understood that acquisitions of real property in exchange for OP Units is in the ordinary course of business), other than any of the transactions contemplated by this Agreement.

         Section 1.33 "Contingent Value Rights" shall have the meaning set forth in the first paragraph of the recitals hereto.

         Section 1.34 "Contingent Value Right Agreement" shall have the meaning set forth in Section 2.6(a).

         Section 1.35 "Controlled Group Liability" shall have the meaning set forth in Section 3.13(h).

         Section 1.36 "Debt Instruments" shall mean all notes, loan agreements, mortgages, deeds of trust or similar instruments which evidence or secure any indebtedness owing by the Company or any of its Subsidiaries.

         Section 1.37 "Development Budget and Schedule" shall have the meaning set forth in Section 3.11(j).

         Section 1.38 "Development Properties" shall have the meaning set forth in Section 3.11(j).

         Section 1.39 "Employee Benefit Plans" shall have the meaning set forth in Section 3.13(h).

         Section 1.40 "Employees" shall have the meaning set forth in Section 3.13(h).

         Section 1.41 "Employment Agreements" shall have the meaning set forth in Section 3.13(a).

         Section 1.42 "Environmental Claim" shall have the meaning set forth in
Section 3.12(g)(ii).

         Section 1.43 "Environmental Laws" shall have the meaning set forth in
Section 3.12(g)(iii).

         Section 1.44 "Environmental Permits" shall have the meaning set forth in Section 3.12(a).

         Section 1.45 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

         Section 1.46 "ERISA Affiliates" shall mean any entity which is under "common control" with the Company, within the meaning of Section 4001(b)(1) of ERISA.

         Section 1.47 "Exchange Act" shall have the meaning set forth in Section 3.4(e).

         Section 1.48 "Fair Market Value" shall have the meaning given to it in the Stockholders Agreement.

         Section 1.49 "Final Schedules" shall have the meaning set forth in
Section 5.7.

         Section 1.50 "Fully Diluted" shall mean, with respect to the Company Stock, the total number of outstanding shares of Company Stock (for such purposes, treating as outstanding Company Stock all options or warrants to purchase and securities convertible into (or exchangeable or redeemable for) Company Stock including, without limitation, OP Units), outstanding as of the relevant measurement date, assuming exercise, conversion, exchange or redemption of such other securities.

         Section 1.51 "GAAP" shall have the meaning set forth in Section 3.5(b).

         Section 1.52 "Governing Documents" shall mean this Agreement, the Registration Rights Agreement, the Stockholders Agreement and the Contingent Value Right Agreement.

         Section 1.53 "Government Authority" shall mean any government or state (or any subdivision thereof) of or in the United States, or any agency, authority, bureau, commission, department or similar body or instrumentality thereof, or any governmental court or tribunal.

         Section 1.54 "Ground Leases" shall have the meaning set forth in
Section 3.11(k).

         Section 1.55 "Indemnified Party" shall mean Buyer or the Company, as the context may require.

         Section 1.56 "Initial Closing" shall mean the first Closing, which shall occur on the Target Date.

         Section 1.57 "Initial Number of Shares" shall mean the number of shares of Company Common Stock equal to 19.9% of the aggregate number of outstanding shares of Company Common Stock on the date of the Initial Closing (prior to the issuance of the Initial Number of Shares of Company Common Stock).

         Section 1.58 "Initial Public Offering" shall mean the initial public offering of the common stock of FAC Realty, Inc.

         Section 1.59 "Insurance Policies" shall have the meaning set forth in
Section 3.16.

         Section 1.60 "Investor" shall have the meaning giving to it in the Stockholders Agreement.

         Section 1.61 "Investor Nominee" shall have the meaning given to such term in the Stockholders Agreement.

         Section 1.62 "IRS" shall mean the Internal Revenue Service.

         Section 1.63      "Kane" shall mean Kane Realty Corporation.

         Section 1.64 "Kane and Konover Properties" shall mean the properties to be purchased after the date hereof by the Company pursuant to the Kane Purchase Agreement and the Konover Purchase Agreement.

         Section 1.65 "Kane and Konover Schedules" shall have the meaning set forth in Section 5.8.

         Section 1.66 "Kane Purchase Agreement" shall mean, collectively, those certain Exchange Option Agreements, Master Agreements and other related documents by and among FAC Realty Trust, Inc., FAC Properties, L.P., Carolina FAC L.P., Roy O. Rodwell, Carolyn E. Martin, John M. Kane, Clifford Clark, Mark
E. Pitney, Atlantic Realty LLC, Effell Pembroke, LLC, Park Place FAC LLC and Atlantic RealVest LLC relating to the acquisition by FAC Properties, L.P. of the partnership or other ownership interests in the entities which own title to and/or the shopping center real properties and improvements located at (i) Celebration, Raleigh, NC, (ii) Shoreside, Kitty Hawk, NC, (iii) Stanton, Greenville, NC, (iv) Parkwest, Durham, NC, (v) Brookneal, Brookneal, VA, and
(vi) Keysville, Keysville, VA.

         Section 1.67      "Konover" shall mean Konover Associates South, Inc.

         Section 1.68 "Konover Purchase Agreement" shall mean that certain Master Agreement and other related documents by and among FAC Realty Trust, Inc., FAC Properties, L.P. and the owners of the properties and interests listed therein relating to the acquisition by FAC Properties, L.P. of the title to the shopping center real properties and improvements located at (i) Mobile Festival Centre, Mobile, AL, (ii) The Plaza Shopping Center, Davie, FL, (iii) Square One Plaza, Stuart, FL, (iv) Durham Festival Centre, Durham, NC, (v) Hollywood Festival Centre, Hollywood, FL, (vi) Lenoir Festival Centre, Lenoir, NC, (vii) Oakland Park Festival Centre, Oakland Park, FL, (viii) Tampa Festival Centre, Tampa, FL, (ix) Food Lion Plaza, Petersburg, VA and (x) South Cobb Festival Centre, Smyrna, GA, and of certain management and leasing agreements of Konover Management South.

         Section 1.69 "Kick Out Properties" shall have the meaning set forth in
Section 5.8.

         Section 1.70 "Liabilities" shall mean, as to any person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such person, whether known or unknown, accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by GAAP to be reflected, in such person's or entity's balance sheets or other books and records, including without limitation (i) obligations arising from non-compliance with any law, rule or regulation (including Environmental Laws) of any Government Authority or imposed (including, without limitation, under any Environmental Laws or in connection with Environmental Claims) by any court or any arbitrator of any kind, (ii) all indebtedness or liability of such person for borrowed money, or for the purchase price of property or services (including trade obligations), (iii) all obligations of such person as lessee under leases, capital or other, (iv) liabilities of such person in respect of plans covered by Title IV of ERISA, or otherwise arising in respect of plans for Employees or former Employees or their respective families or beneficiaries, (v) reimbursement obligations of such person in respect of letters of credit, (vi) all obligations of such person arising under acceptance facilities, (vii) all liabilities of other persons or entities, directly or indirectly, guaranteed, endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse by such person or with respect to which the person in question is otherwise directly or indirectly liable, (viii) all obligations secured by any Lien on property of such person, whether or not the obligations have been assumed, and (ix) all other items which have been, or in accordance with GAAP would be, included in determining total liabilities on the liability side of the balance sheet.

         Section 1.71 "LFREI" shall have the meaning set forth in the first paragraph hereof.

         Section 1.72 "Liens" shall mean all liens, mortgages, deeds of trust, deeds to secure debt, security interests, pledges, claims, charges, easements and other encumbrances of any nature whatsoever.

         Section 1.73 "Loss and Expenses" shall have the meaning set forth in
Section 8.2(a).

         Section 1.74 "Material Adverse Effect" shall mean a material adverse effect on the financial condition, results of operations, business or prospects of the Company and its Subsidiaries (to the extent of the Company's interests therein) taken as a whole.

         Section 1.75 "Material Company Leases" shall have the meaning set forth in Section 3.11(f).

         Section 1.76 "Materials of Environmental Concern" shall have the meaning set forth in Section 3.12(g)(iv).

         Section 1.77 "19.9% Sale Transaction" shall mean the sale by Investor of the Initial Number of Shares to a person in connection with a Competing Transaction entered into on any date on or prior to the one year anniversary of the date this Agreement is terminated.

         Section 1.78 "19.9% Sale Transaction Profit" shall mean, on any date, the dollar amount equal to (i) the Initial Number of Shares MULTIPLIED BY the price per share actually paid in cash by another person for the shares of Company Common Stock pursuant to a 19.9% Sale Transaction, LESS (ii) $9.50 MULTIPLIED BY the Initial Number of Shares.

         Section 1.79 "1998 and 1999 Preliminary Capital Expenditure Budgets and Schedules" shall have the meaning set forth in Section 3.11(i).

         Section 1.80 "OP Units" shall mean the limited partnership interests in FAC Properties, L.P.

         Section 1.81 "Other Filings" shall have the meaning set forth in
Section 5.1(b).

         Section 1.82 "Pension Plans" shall have the meaning set forth in
Section 3.13(h).

         Section 1.83 "Per Share Purchase Price" shall mean the price of $9.50 per share for the Company Common Stock.

         Section 1.84 "Permitted Liens" shall mean (i) Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) for taxes or other assessments or charges of Government Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves are being maintained by the Company or its Subsidiaries to the extent required by GAAP, (ii) statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) imposed by law and created in the ordinary course of business for amounts not yet overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained by the Company or its Subsidiaries to the extent required by GAAP and which, to the extent same do not relate to work or materials provided for in the Capital Expenditure Budget and Schedule, the 1998 and 1999 Preliminary Capital Expenditure Budgets and Schedules or the Development Budget and Schedule, do not exceed $300,000 in the aggregate (excluding from such calculation, any amounts disclosed in writing by the Company to Buyer which (a) are fully covered by insurance held by the Company under which the Company reasonably expects full recovery of such amounts, or (b) for which an adequate escrow has been established and is, at the relevant time, maintained), (iii) the Company Leases and any leases entered into after December 31, 1997 in the ordinary course of business on commercially reasonable terms, (iv) easements, rights-of-way, covenants, restrictions and other similar matters which are customary and typical for properties similar to the Company Properties and which do not (x) interfere materially with the ordinary conduct of any Company Property or the business of the Company and its Subsidiaries as a whole or (y) detract materially from the value or usefulness of the Company Properties to which they apply, (v) the Liens which were granted by the Company or any of its Subsidiaries to lenders pursuant to credit agreements in existence on the date hereof which are described in either Schedule 3.9(c) or the Company Reports,
(vi) the other Liens, if any, described in Schedule 1.84, and (vii) such imperfections of title and encumbrances, if any, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

         Section 1.85 "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Government Authority.

         Section 1.86 "Pro Forma Balance Sheet" shall have the meaning set forth in Section 3.5(c).

         Section 1.87 "Projects" shall have the meaning set forth in Section 3.11(j).

         Section 1.88 "Property Restrictions" shall have the meaning set forth in Section 3.11(a).

         Section 1.89 "Proxy Statement" shall have the meaning set forth in
Section 5.1(b).

         Section 1.90 "Purchase Price" shall mean the Per Share Purchase Price multiplied by the number of shares of Company Common Stock to be purchased and sold at a particular Closing.

         Section 1.91 "Purchased Shares" shall have the meaning set forth in
Section 2.1.

         Section 1.92 "Registration Rights Agreement" shall have the meaning set forth in Section 2.6(a).

         Section 1.93 "Regulatory Filings" shall have the meaning set forth in
Section 3.4(e).

         Section 1.94 "Repurchase Payment" shall have the meaning set forth in
Section 2.9(a).

         Section 1.95 "REIT" shall have the meaning set forth in Section 3.8(b).

         Section 1.96 "Release" shall have the meaning set forth in Section 3.12(g)(v).

         Section 1.97 "Remaining Equity Ownership" shall mean, for any person and on any date, the sum of (i) product of (A) the number of shares of Company Stock held by such person and (B) the Fair Market Value of the Company Stock on such date and (ii) the product of (A) the number of OP Units held by such person and (B) the Fair Market Value of the OP Units on such date.

         Section 1.98 "Rent Roll" shall have the meaning set forth in Section 3.11(f).

         Section 1.99 "SEC" shall have the meaning set forth in Section 3.5(a).

         Section 1.100 "Second Closing" shall mean the Closing as soon as practicable following Stockholder Approval.

         Section 1.101 "Securities" means the Purchased Shares and the Contingent Value Rights.

         Section 1.102 "Securities Act" shall have the meaning set forth in
Section 3.4(e).

         Section 1.103 "Securities Laws" shall have the meaning set forth in
Section 3.5(a).

         Section 1.104 "Stock Purchase" shall have the meaning set forth in
Section 2.1.

         Section 1.105 "Stockholder Approval" shall have the meaning set forth in Section 7.2(b).

         Section 1.106 "Stockholders Agreement" shall have the meaning set forth in Section 2.6(a).

         Section 1.107 "Subsequent Closing" shall mean each Closing of a Subsequent Purchase.

         Section 1.108 "Subsequent Purchase Price" shall mean the Per Share Purchase Price multiplied by the number of Purchased Shares purchased by Buyer in a Subsequent Purchase.

         Section 1.109 "Subsequent Purchases" shall have the meaning set forth in Section 2.5(a).



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



         Section 1.110 "Subsidiaries" shall mean with respect to any person, any corporation, partnership, limited liability company, joint venture, business trust or other entity, of which such person, directly or indirectly, owns or controls 50% or more of the securities or other interests entitled to vote in the election of directors or others performing similar functions with respect to such corporation or other organization, or to otherwise control such corporation, partnership, limited liability company, joint venture, business trust or other entity.

         Section 1.111 "Target Date" shall mean any date within forty five days of February 24, 1998, provided, the "Target Date" may, at the sole discretion of the Company, mean any date within seventy five days of February 24, 1998.

         Section 1.112 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. The term "Tax" also includes any amounts payable pursuant to any tax sharing agreement to which any relevant entity is liable as a successor or pursuant to contract.

         Section 1.113 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         Section 1.114 "Title Policies" shall have the meaning set forth in
Section 3.11(a).

         Section 1.115 "Topping Fee" shall have the meaning set forth in Section 9.3(b).

         Section 1.116 "Total Equity Commitment" shall mean the amount of $200,000,000.00.

         Section 1.117 "Total Enterprise Value" shall mean, on any date, the greater of (A) total asset value of the Company (as measured in accordance with GAAP) and (B) total market capitalization of the Company (based on the Fair Market Value of the outstanding Common Stock and OP Units and the outstanding indebtedness of the Company and its Subsidiaries).

         Section 1.118 "Transaction Documents" shall have the meaning set forth in Section 7.1(e).

         Section 1.119 "Updated Schedules" shall have the meaning set forth in
Section 5.7.

         Section 1.120 "Welfare Plans" shall have the meaning set forth in
Section 3.13(h).




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



                                    ARTICLE 2

                      PURCHASE AND SALE OF SHARES; CLOSING

       Section 2.1 Purchase and Sale. Subject to the terms and conditions hereof, from time to time after the date hereof, at the Closings, the Company will sell, convey, assign, transfer, and deliver, and Buyer will purchase and acquire from the Company, up to an aggregate of 21,052,632 shares of Company Common Stock (the "Purchased Shares"). Each Closing at which Buyer purchases any Purchased Shares is herein referred to as a "Stock Purchase."

         Section 2.2 Consideration. Subject to the terms and conditions hereof, at each Closing, Buyer shall deliver to the Company the Purchase Price with respect to the number of shares of Company Common Stock to be purchased and sold at such Closing by wire transfer of immediately available funds in U.S. dollars to the account or accounts specified by the Company.

         Section 2.3 Initial Closing. Subject to the terms and conditions hereof, at the Initial Closing, at which time the applicable conditions set forth in Sections 7.1, 7.3 and 7.4 shall have been satisfied or duly waived, Buyer will purchase and acquire from the Company, and the Company will sell, convey, assign, transfer and deliver to Buyer, the Initial Number of Shares of Company Common Stock, and Buyer will pay to the Company the Purchase Price for such shares of Company Common Stock. Concurrently with the Initial Closing, the Buyer shall be issued the Contingent Value Rights which shall vest in the amounts, and on the terms, set forth in the Contingent Value Right Agreement.

         Section 2.4 Second Closing. Subject to the terms and conditions hereof, on or before September 30, 1998, at which time the applicable conditions set forth in Sections 7.2, 7.3 and 7.4 shall have been satisfied or duly waived, Buyer will purchase and acquire from the Company, and the Company will sell, convey, assign, transfer and deliver to Buyer, a number of shares of Company Common Stock equal to the difference between 10,526,316 shares of Company Common Stock and the Initial Number of Shares, and Buyer will pay to the Company the Purchase Price for such shares of Company Common Stock.

         Section 2.5  Subsequent Purchases and Sales.

                  (a) Subject to the terms and conditions hereof, following the Second Closing, the Company shall have the right to require, subject to satisfaction or waiver of the applicable conditions set forth in Sections 7.3 and 7.4, Buyer to purchase from the Company from time to time at one or more Subsequent Closings, an aggregate of 10,526,316 Purchased Shares (each referred to as a "Subsequent Purchase" and, together, the "Subsequent Purchases"). Subject to the terms and conditions hereof, the Closing of any Subsequent Purchase shall occur as soon as possible following the date on which the applicable conditions set forth in Section 7.3 and 7.4 shall have been satisfied or duly waived.



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



                  (b) At least 20 Business Days prior to a Subsequent Purchase, the Company shall notify (which notice shall be in writing and irrevocable) Buyer of the anticipated date of the Subsequent Closing and the number of Purchased Shares the Company is requiring Buyer to purchase, which shall not be fewer than 1,052,631 Purchased Shares (except the final Subsequent Purchase).

                  (c) If fewer than 3,508,772 of the Purchased Shares shall have been issued and sold at all Subsequent Closings prior to six months after the Second Closing, then Buyer shall, subject to the satisfaction or waiver of the applicable conditions set forth in Sections 7.3 and 7.4, make a Subsequent Purchase of the number of Purchased Shares equal to 3,508,772 less the number of Purchased Shares purchased after the Second Closing but prior to such date, from the Company (and the Company shall sell to Buyer such number of shares) on or before the date six months after the date of the Second Closing, or as soon thereafter as all conditions to the parties' obligations to effect the Subsequent Purchase hereunder shall have been satisfied or waived.

                  (d) If fewer than 7,017,544 of the Purchased Shares shall have been issued and sold at all Subsequent Closings prior to twelve months after the Second Closing, then Buyer shall, subject to the satisfaction or waiver of the applicable conditions set forth in Sections 7.3 and 7.4, make a Subsequent Purchase of the number of Purchased Shares equal to 7,017,544 less the number of Purchased Shares purchased after the Second Closing but prior to such date, from the Company (and the Company shall sell to Buyer such number of shares) on or before the date twelve months after the date of Second Closing, or as soon thereafter as all conditions to the parties' obligations to effect the Subsequent Purchase hereunder shall have been satisfied or waived.

                  (e) If fewer than all Purchased Shares shall have been issued and sold at any and all Closings on or before eighteen months after the Second Closing, then Buyer shall, subject to the satisfaction or waiver of the applicable conditions set forth in Sections 7.3 and 7.4, make a Subsequent Purchase of all such remaining shares from the Company (and the Company shall sell to Buyer such number of shares) on or before eighteen months after the Second Closing, or as soon thereafter as all conditions to Buyer's obligation to effect the Subsequent Purchase hereunder shall have been satisfied or waived.

                  (f) If the condition set forth in Section 7.3(e) is not satisfied (which determination shall be made by Buyer, based upon the written advice of Buyer's counsel, and the cause of such determination is not cured by the Company prior to the relevant Closing) or waived at any time when a Closing would otherwise occur, the relevant Closing will be effected as to the number of Purchased Shares, if any, as will not result in such condition failing to be satisfied, and Buyer shall acquire any remaining Purchased Shares as soon thereafter as such condition to Buyer's obligation to effect the Subsequent Purchase shall have been, as determined in Buyer's sole discretion, satisfied or waived.

         Section 2.6  Additional Agreements and Closing Deliveries.

                  (a) On February 24, 1998, the Company and Buyer entered into a registration rights agreement substantially in the form attached as Exhibit A (the "Registration Rights Agreement"), a stockholders agreement substantially in the form attached as Exhibit B (the "Stockholders Agreement") and a contingent value right agreement substantially in the form attached as Exhibit C (the "Contingent Value Right Agreement").

                  (b) In addition to the other things required to be done hereby, at each Closing, the Company shall deliver, or cause to be delivered, to Buyer the following: (i) certificates representing the number of shares of Company Common Stock to be issued and delivered at such Closing, free and clear of all Liens, with all necessary share transfer and other documentary stamps attached, (ii) a certificate, dated the relevant Closing Date and validly executed on behalf of the Company, as contemplated by Section 7.1(a), as to the Initial Closing only, by Section 7.2(a), as to the Second Closing only, and by
Section 7.3(a) as to other Subsequent Closings, (iii) evidence or copies of any consents, approvals, orders, qualifications or waivers required pursuant to
Section 7.1(c), as to the Initial Closing only, and pursuant to Section 7.2(c), as to the Second Closing, (iv) all certificates and other instruments and documents required by this Agreement to be delivered by the Company to Buyer at or prior to each Closing, and (v) such other instruments reasonably requested by Buyer, as may be necessary or appropriate to confirm or carry out the provisions of this Agreement.

                  (c) In addition to the delivery of the Purchase Price and the other things required to be done hereby, at each Closing, Buyer shall deliver, or cause to be delivered, to the Company the following: (i) a certificate, dated the relevant Closing Date and validly executed by Buyer, as contemplated by
Section 7.4(a), (ii) if not previously delivered to the Company, all other certificates, documents, instruments and writings required pursuant hereto to be delivered by or on behalf of Buyer at or before each Closing, and (iii) such other instruments reasonably requested by the Company, as may be necessary or appropriate to confirm or carry out the provisions of this Agreement.

         Section 2.7 Time and Place of Closings. Each Closing shall take place at 9:00 a.m. New York City time on the relevant Closing Date at Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York or at such other place and time as the Company and Buyer shall mutually agree.

         Section 2.8 Right to Assign. Buyer may assign its rights and delegate its obligations created hereby to purchase Company Common Stock in accordance with the provisions of Section 10.5.

         Section 2.9  Limited Put Option.

                  (a) In the event that the Second Closing does not occur by September 30, 1998 or this Agreement is terminated at any time prior to the Second Closing (other than as a result of Buyer's material breach of any of its obligations hereunder), Buyer will have the right to require the Company to repurchase all or any part of the Initial Number of Shares pursuant to the terms described below at a price in cash equal to the Purchase Price thereof plus accrued but unpaid dividends, if any, thereon to the date of purchase (the "Repurchase Payment"). On any date within two months after the earlier to occur of (i) the date that the Company fails to receive Stockholder Approval, (ii) August 31, 1998 and (iii) the date this Agreement is terminated prior to the Second Closing, Buyer may, at its sole option, exercise such right to cause the Company to repurchase all or any part of the Initial Number of Shares by surrendering to the Company the certificates for the shares it is causing the Company to repurchase.

                  (b) If Buyer chooses to cause the Company to repurchase some or all of the Initial Number of Shares, the Company will pay Buyer the Repurchase Payment within six months after the date on which Buyer exercises its rights pursuant to Section 2.9(a) of this Agreement.


                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Buyer as follows:

         Section 3.1  Organization and Qualification; Subsidiaries.

                  (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, and to enter into this Agreement, the Registration Rights Agreement, the Contingent Value Right Agreement and the Stockholders Agreement and to perform its obligations hereunder and thereunder.

                  (b) Each of the Subsidiaries of the Company is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and has the corporate, partnership or limited liability company power and authority to own its properties and to carry on its business as it is now being conducted.

                  (c) Each of the Company and its Subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for any failures to be so qualified or to be in good standing as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  (d) Schedule 3.1(d) sets forth the name of each Subsidiary of the Company (whether owned, directly or indirectly, through one or more intermediaries). All of the outstanding shares of capital stock of, or other equity interest in, each of the Subsidiaries owned by the Company are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company free and clear of all Liens, except as set forth in
Schedule 3.1(d). The following information for each Subsidiary is set forth in
Schedule 3.1(d), if applicable: (i) its name and jurisdiction of incorporation or organization, (ii) the type of and percentage interest held by the Company in the Subsidiary and the names of and percentage interest held by the other interest holders, if any, in the Subsidiary, and (iii) any loans from the Company to, or priority payments due to the Company from, the Subsidiary, and the rate of return thereon. Except as contemplated hereby and as set forth on
Schedule 3.1(d), there are no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company or any of the Subsidiaries to issue, transfer or sell any shares of capital stock or equity interests in any of the Subsidiaries.

         Section 3.2  Authority Relative to Agreements; Approvals.

                  (a) The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Contingent Value Right Agreement and the Stockholders Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the issuance of Company Common Stock pursuant to this Agreement and the Company Charter by the Company's stockholders. This Agreement, the Registration Rights Agreement, the Contingent Value Right Agreement and the Stockholders Agreement have been duly executed and delivered by the Company for itself and constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

                  (b) The Board has, as of the date hereof, approved this Agreement, the Registration Rights Agreement, the Stockholders Agreement, the Contingent Value Right Agreement and the transactions contemplated hereby and thereby, and the Board has determined to recommend that the stockholders of the Company vote in favor of and approve the issuance of Company Common Stock pursuant to this Agreement, subject to the fiduciary duty provisions of Section 5.4.

                  (c) The shares of Company Common Stock to be acquired pursuant to this Agreement have been duly authorized and reserved for issuance, and upon issuance will be duly and validly issued, fully paid and nonassessable and not subject to any preemptive or similar rights.

                  (d) The issue and sale of the shares of Company Common Stock hereunder will not give any stockholder of the Company the right to demand payment for its shares under Maryland law or give rise to any preemptive or similar rights.

         Section 3.3  Capital Stock.

                  (a) The authorized capital stock of the Company as of the date hereof consists of 45,000,000 shares of Company Common Stock, 25,000,000 shares of excess stock, par value $0.01 per share (the "Company Excess Stock"), and 5,000,000 shares of preferred stock, par value $25.00 per share (the "Company Preferred Stock"). As of the date hereof, there are 12,298,891 shares of

Company Common Stock issued and outstanding; to the Company's knowledge, no shares of Company Excess Stock issued and outstanding; and the shares of Company Preferred Stock issued and outstanding as described in the most recent Company Report. All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights. Except as set forth on Schedule 3.3(a), the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities the holders of which have the right to vote) with the stockholders of the Company on any matter. As of the date hereof, except as set forth in
Schedule 3.3(a) to this Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock or other equity interests of the Company.

                  (b) Except for interests in the Subsidiaries of the Company and except as set forth in Schedule 3.3(b), neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or entity (other than investments in short-term investment securities).

         Section 3.4 No Conflicts; No Defaults; Required Filings and Consents. Neither the execution and delivery by the Company hereof nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, will:

                  (a) conflict with or result in a breach of any provisions of the Company Charter or by-laws of the Company;

                  (b) result in a breach or violation of, a default under, or the triggering of any payment or other obligations pursuant to, or, except as set forth in Schedule 3.9(g), accelerate vesting under, any compensation plan or any grant or award made under any of the foregoing;

                  (c) violate or conflict with in any material respect any material statute, regulation, judgment, order, writ, decree or injunction applicable to the Company or its Subsidiaries;

                  (d) subject to the Company obtaining the third party consents set forth in Schedule 3.4(d)-A (with respect to the Initial Closing), Schedule 3.4(d)-B (with respect to the Second Closing) and Schedule 3.4(d)-C (with respect to each Subsequent Closing), violate or conflict with or result in a breach of any provision of, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any material Lien upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture or deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or its Subsidiaries is a party, or by which the Company or its Subsidiaries or any of their properties is bound or affected; or

                  (e) require any material consent, approval or authorization of, or declaration, filing or registration with, any Government Authority, other than any filings required under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or state securities laws ("Blue Sky Laws") (collectively, the "Regulatory Filings"), and any material filings required to be made with the Secretary of State of Maryland or any national securities exchange on which the Company Common Stock is listed.

         Section 3.5 SEC and Other Documents; Financial Statements; Undisclosed Liabilities.

                  (a) The Company has delivered or made available to Buyer the registration statement of the Company filed with the Securities and Exchange Commission ("SEC") in connection with the Initial Public Offering, and all exhibits, amendments and supplements thereto (collectively, the "Company Registration Statement"), and each registration statement, report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since the effective date of the Company Registration Statement up through the date hereof, each of which are set forth in Schedule 3.5(a) and are in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). Except as set forth in
Schedule 3.5(a), the Company Reports were filed with the SEC in a timely manner and constitute all forms, reports and documents required to be filed by the Company under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. There is no unresolved violation asserted by any Government Authority with respect to any of the Company Reports.

                  (b) Each of the balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presented the financial position of the entity or entities to which it relates as of its date and each of the statements of operations, stockholders' equity (deficit) and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presented the results of operations, stockholders' equity (deficit) or cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, normal recurring year-end adjustments which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  (c) The Company has delivered to Buyer a balance sheet, dated as of January 1, 1998, adjusted to give effect to the transactions contemplated by this Agreement, the Kane Purchase Agreement and the Konover Purchase Agreement as if such transactions had occurred on January 1, 1998 (the "Pro Forma Balance Sheet"). The Pro Forma Balance Sheet is based on the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 1997 which the

Company believes have been prepared in accordance with GAAP; provided, that the columns labeled "Kane" and "Konover" on the Pro Forma Balance Sheet are based on the terms of the Kane Purchase Agreement and the Konover Purchase Agreement, respectively, and, where applicable, financial statements prepared by management of Kane and Konover, respectively. The Pro Forma Balance Sheet fairly presents the pro forma financial position of the Company as of its date in accordance with GAAP consistently applied.

                  (d) Except as and to the extent set forth in the Company Reports and the Company's financial statements filed with the SEC or in any Schedule hereto, none of the Company or any of its Subsidiaries has any Liabilities (nor do there exist any circumstances) that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

         Section 3.6  Litigation; Compliance With Law.

                  (a) Except as set forth on Schedule 3.6, there are no Actions pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or which question the validity hereof or any action taken or to be taken in connection herewith. Except as disclosed in Schedule 3.6(a), there are no continuing orders, injunctions or decrees of any Government Authority to which the Company or any of its Subsidiaries is a party or by which any of its properties or assets are bound.

                  (b) None of the Company or its Subsidiaries is in violation of any statute, rule, regulation, order, writ, decree or injunction of any Government Authority or any body having jurisdiction over them or any of their respective properties which, if enforced, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

         Section 3.7 Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or in
Schedule 3.7, since November 15, 1997 the Company and each of its Subsidiaries has conducted its business only in the ordinary course and has acquired real estate and entered into financing arrangements in connection therewith only in the ordinary course of such business, and there has not been (a) any change, circumstance or event that would reasonably be expected to result in a Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend or other distribution with respect to the Company Common Stock, except in accordance with Section 5.3, (c) any material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") entered into by the Company or any of its Subsidiaries or (d) any material change in the Company's accounting principles, practices or methods.

         Section 3.8 Tax Matters; REIT and Partnership Status.

                  (a) The Company and each of its Subsidiaries has timely filed with the appropriate taxing authority all Tax Returns required to be filed by it or has timely requested extensions and any such request has been granted and has not expired. Each such Tax Return is complete and accurate in all respects. All Taxes shown as owed by the Company or any of its Subsidiaries on any Tax Return have been paid or accrued, except for Taxes being contested in good faith and for which adequate reserves have been taken. The Company and each of its Subsidiaries has properly accrued all Taxes for such periods subsequent to the periods covered by such Tax Returns as required by GAAP. None of the Company or any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any Tax. Except as set forth in Schedule 3.8(a), none of the Company or any of its Subsidiaries is being audited or examined by any taxing authority with respect to any Tax or is a party to any pending action or proceedings by any taxing authority for assessment or collection of any Tax, and no claim for assessment or collection of any Tax has been asserted against it. True and complete copies of all federal, state and local income or franchise Tax Returns filed by the Company and each of its Subsidiaries for 1995 and 1996 and all written communications relating thereto have been delivered to Buyer or made available to representatives of Buyer prior to the date hereof. No claim has been made in writing or, to the Company's knowledge, otherwise by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Except as set forth in Schedule 3.8(a), there is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries, (i) claimed or raised by any taxing authority in writing or (ii) as to which the Company or any of its Subsidiaries has knowledge. As of the date hereof, the Company is a domestically controlled REIT within the meaning of Section 897(h)(4)(B) of the Code. To the Company's knowledge, except as set forth in Schedule 3.8(a), no person or entity which would be treated as an "individual" for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) owns or would be considered to own (taking into account the constructive ownership rules of Section 544 of the Code, as modified by Section 856(h) of the Code) in excess of 9.8% of the value of the outstanding equity interests in the Company. Except as contemplated by this Agreement or as set forth in Schedule 3.8(a), the Board has not exempted any person from the Ownership Limit or otherwise waived any of the provisions of
Article IV of the Company Charter (as all capitalized terms used in this sentence are defined in the Company Charter). The Ownership Limit (as such term is defined in the Company Charter) has not been modified. Except as set forth on
Schedule 3.8(a), each ownership interest that the Company and each of its Subsidiaries has in an entity formed as a partnership (or which files federal income tax returns as a partnership) qualifies, and since the date of its formation qualified, to be treated as a partnership for federal income tax purposes or as a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code.

                  (b) The Company (i) intends in its federal income tax return for the tax year that will end on December 31, 1997 to be taxed as a real estate investment trust within the meaning of Section 856 of the Code ("REIT") and has complied (or will comply) with all applicable provisions of the Code relating to a REIT, for 1997, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for 1997, (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and, to the Company's knowledge, no such challenge is pending or threatened, and (iv) to the Company's knowledge, and assuming the accuracy of Buyer's representations in Sections 4.8 and 4.10 (disregarding the qualification relating to Buyer's knowledge and assuming no exceptions are set forth in Schedule

4.10-B), will not be rendered unable to qualify as a REIT for federal income tax purposes as a consequence of the transactions contemplated hereby.

                  (c) Except as set forth on Schedule 3.8(c), any amount or other entitlement that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated hereby by any person who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) with respect to the Company or any of its Affiliates would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

                  (d) Except as set forth on Schedule 3.8(d), the disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its Subsidiaries under any contract, stock plan, program, arrangement or understanding currently in effect.

                  (e) The Company was eligible to and did validly elect to be taxed as a REIT for federal income tax purposes for calendar year 1993 and all subsequent taxable periods and was in compliance with the Code and all applicable rules and regulations of the Code necessary to permit it to be taxed as a REIT for all such periods. Each Subsidiary of the Company organized as a partnership (and any other Subsidiary that files Tax Returns as a partnership for federal income tax purposes) was and continues to be classified as a partnership for federal income tax purposes or as a "qualified REIT subsidiary" within the meaning of Section 856(i)(2) of the Code.

         Section 3.9  Compliance with Agreements; Material Agreements.

                  (a) Neither the Company nor any of its Subsidiaries is in default under or in violation of any provision of the Company Charter, the by-laws of the Company (or equivalent documents) or any partnership agreement, operating agreement, joint venture agreement or any other organization or formation documents to which the Company or any of its Subsidiaries is a party.

                  (b) The Company and each of its Subsidiaries have filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file with any Government Authority and all other material reports and statements required to be filed by them, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, and have paid all fees or assessments due and payable in connection therewith, except for such failures to file or pay which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.9(b), there is no unresolved violation asserted by any regulatory agency with respect to any report or statement relating to an examination of the Company or any of its Subsidiaries which, if resolved in a manner unfavorable to the Company or such Subsidiary, would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  (c) The Company Reports or Schedule 3.9(c) set forth (i) a description of all material indebtedness of the Company and each of its Subsidiaries, whether unsecured, or secured or collateralized by mortgages, deeds of trust or other security interests in the Company Properties or any other assets of the Company and each of its Subsidiaries, or otherwise and (ii) each Commitment entered into by the Company or any of its Subsidiaries (including any guarantees of any third party's debt or any obligations in respect of letters of credit issued for the Company's or any of its Subsidiary's account) which may result in total payments or liabilities in excess of $300,000, excluding Commitments made in the ordinary course of business with a maturity of less than one year or that are terminable on 30 days or less notice. True and complete copies of the documents relating to the foregoing have been delivered or made available to Buyer prior to the date hereof. Neither the Company nor any of its Subsidiaries is in default, and, to the Company's knowledge, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute a material default, under any of the documents described in clause (i) or (ii) of this paragraph or in respect of any payment obligations thereunder. All joint venture and partnership agreements to which the Company or any of its Subsidiaries is a party as of the date hereof are set forth in Schedule 3.1(d), all of which are in full force and effect as against the Company or such Subsidiary and, to the Company's knowledge, as against the other parties thereto, and none of the Company or any of its Subsidiaries is in default, and, to the Company's knowledge, no event has occurred which, with the giving of notice or the lapse of time or both, would constitute a default, with respect to any obligations thereunder. To the Company's knowledge, the other parties to such agreements are not in breach of any of their respective obligations thereunder. To the Company's knowledge, no event has occurred nor is the Company aware of the existence of any facts with respect to the Company's Subsidiaries (including with respect to the partnership agreements for the Company's Subsidiaries that are partnerships and operating agreements for the Company's Subsidiaries that are limited liability companies) that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  (d) Except as disclosed in the Company Reports, Schedule 3.9(d) sets forth a complete and accurate list of all material agreements entered into by the Company or any of its Subsidiaries as of the date hereof relating to the development or construction of, additions or expansions to, or management or leasing services for retail shopping centers or other real properties which are currently in effect and under which the Company or any of its Subsidiaries currently has, or expects to incur, obligations in excess of $300,000. True and complete copies of such agreements will be made available to Buyer.

                  (e) Except as disclosed in the Company Reports and except for
(i) agreements made in the ordinary course of business with a maturity of one year or less or that are terminable on 30 days or less notice, (ii) agreements the breach or non-fulfillment of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect and
(iii) agreements under which the Company's total benefit or obligations do not exceed $300,000, Schedule 3.9(e) sets forth a complete and accurate list of all material agreements entered into by the Company as of the date hereof, including, without limitation, material Debt Instruments. Each agreement set forth in Schedule 3.9(e) is in full force and effect as against the Company and, to the Company's knowledge, as against the other parties thereto, no payments, if any, thereunder are delinquent, the Company is not in default, in any material respect, thereunder, and no notice of default thereunder has been sent or received by the Company or any of its Subsidiaries. To the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute a default, in any material respect, by the Company under any agreement set forth in Schedule 3.9(e). To the Company's knowledge, the other parties to such agreements are not in breach of their respective obligations thereunder, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. True and complete copies of each such agreement have been made available to Buyer prior to the date hereof.

                  (f) Schedule 3.9(f) sets forth a complete and accurate list of all agreements and policies of the Company in effect on the date hereof relating to transactions with affiliates and potential conflicts of interest. Each agreement or arrangement set forth in Schedule 3.9(f) is in full force and effect, and the Company, each of its Subsidiaries, and, to the Company's knowledge, the other parties thereto are in compliance with such agreements and policies, or such compliance has been waived by the Board as set forth in
Schedule 3.9(f). True and complete copies of each such agreement or arrangement were made available to Buyer.

                  (g) Except as set forth on Schedule 3.9(g), there are no change of control or similar provisions in any employment, severance, stock option, stock incentive, Company Plans or similar agreement or arrangement which would be triggered by the transactions contemplated by this Agreement. Schedule 3.9(g) identifies the obligations to employees (including any payment or other obligation, forgiveness of debt, other release from obligations, or acceleration of vesting) which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

         Section 3.10 Financial Records; Company Charter and By-laws; Corporate Records.

                  (a) The books of account and other financial records of the Company and each of its Subsidiaries are in all material respects true and complete, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company Reports.

                  (b) The Company has previously delivered or made available to Buyer true and complete copies of the Company Charter and the by-laws of the Company, as amended to date, and the charter, by-laws, organizational documents, partnership agreements and joint venture agreements of its Subsidiaries, and all amendments thereto. All such documents are listed in Schedule 3.10(b).

                  (c) The minute books and other records of corporate or partnership proceedings of the Company and each of its Subsidiaries have been made available to Buyer and its representatives and contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate actions of the stockholders and directors and any committees of the Board and the board of directors of its Subsidiaries which are corporations and all material actions of the partners of its Subsidiaries which are partnerships, except for documentation of discussions relating to or in connection with the transactions contemplated hereby or matters related hereto.

         Section 3.11  Properties.

                  (a) Schedule 3.11(a) sets forth a complete and accurate list and the address of all real property owned or leased by the Company or any of its Subsidiaries or otherwise used by the Company or its Subsidiaries in the conduct of their business or operations (collectively, and together with the land at each address referenced in Schedule 3.11(a) and all buildings, structures and other improvements and fixtures located on or under such land and all easements, rights and other appurtenances to such land, the "Company Properties"). The Company and each of its Subsidiaries own insurable fee simple title (or, if so indicated in Schedule 3.11(a), leasehold title) to each of the Company Properties, free and clear of any Liens, title defects, contractual restrictions or covenants, laws, ordinances or regulations affecting use or occupancy (including zoning regulations and building codes) or reservations of interests in title (collectively, "Property Restrictions"), except for (i) Permitted Liens and (ii) Property Restrictions imposed or promulgated by law or by any Government Authority which are customary and typical for similar properties. None of the matters described in clauses (i) and (ii) of the immediately preceding sentence materially interferes with, materially impairs, or is violated by, the existence of any building or other structure or improvement which constitutes a part of, or the present use, occupancy or operation of, the Company Properties taken as a whole, and such matters do not, individually or in the aggregate, have a Material Adverse Effect. American Land Title Association policies of title insurance (or marked title insurance commitments having the same force and effect as title insurance policies or binding irrevocable escrow instructions to issue such title insurance policies or endorsements to existing title insurance policies) have been issued by national title insurance companies insuring the fee simple or leasehold, as applicable, title of the Company or its Subsidiaries, as applicable, to each of the Company Properties in, to the Company's knowledge, sufficient amounts to avoid co-insurance statutes, subject only to the matters set forth therein (the "Title Policies"), and, to the Company's knowledge, the Title Policies are valid and in full force and effect and no claim has been made under any such policy. The Company will make available to Buyer true and complete copies of all such policies and of the most recent surveys of the Company Properties, and true and complete copies of all material exceptions referenced in such policies and the most recent title reports for and surveys (to the extent not previously delivered or made available to Buyer) of each of the Company Properties available to the Company or any of its Subsidiaries for inspection by Buyer or its representatives within five Business Days of Buyer's request therefor.

                  (b) Except as set forth in Schedule 3.11(b), and except for matters which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the use or occupancy of the applicable Company Property, to the Company's knowledge, there are no (i) certificates, permits or licenses that are currently required (including building permits and certificates of occupancy for tenant spaces) from any Government Authority having jurisdiction over any Company Property or agreements, easements or other rights which are necessary to permit the lawful use, occupancy or operation of the existing buildings, structures or other improvements which constitute a part of any of the Company Properties or to permit the lawful use and operation of utility service to any Company Property or of any existing driveways, roads or other means of egress and ingress to and from any of the Company Properties that have not been obtained or that are not in full force and effect, or any pending modification or cancellation of any of same, or (ii) violations by any Company Property of any federal, state or municipal law, ordinance, order, regulation or requirement, including any applicable zoning law or building code, as a result of the use or occupancy of such Company Property or otherwise. Except as set forth in Schedule 3.11(b), the Company has no knowledge of any uninsured physical damage to any Company Property in excess of $300,000 in the aggregate. To the Company's knowledge, except for repairs identified in the Capital Expenditure Budget and Schedule or in any engineering or structural report reviewed by Buyer or its consultants, each Company Property, (i) is in good operating condition and repair and is structurally sound and free of defects, with no material alterations or repairs being required thereto under applicable law or insurance company requirements, and (ii) consists of sufficient land, parking areas, driveways and other improvements and lawful means of access and utility service and capacity to permit the use thereof in the manner and for the purposes to which it is presently devoted, except, in each such case, to the extent that failure to meet such standards would not materially and adversely affect the use or occupancy of the applicable Company Property. The Company will make available to Buyer true and complete copies of all engineering reports, inspection reports, maintenance plans and other documents relating to the condition of any Company Property prepared for or by the Company since the Initial Public Offering.

                  (c) Except as set forth in Schedule 3.11(c), there is no (i) condemnation, eminent domain or rezoning proceeding pending or, to the Company's knowledge, threatened with respect to any of the Company Properties, (ii) road widening or change of grade of any road adjacent to any Company Property currently underway or that, to the Company's knowledge, has been proposed, (iii) proposed change in the assessed valuation of any Company Property other than customarily scheduled revaluations, (iv) special assessment that has been made or, to the Company's knowledge, threatened against any Company Property, or (v) Company Property subject to any so-called "impact fee" or to any agreement with any Government Authority to pay for sewer extensions, oversizing utilities, lighting or like expenses or charges for work or services by such Government Authority, except, in the case of each of the foregoing, to the extent that same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially and adversely affect the use or occupancy of the applicable Company Property.

                  (d) Each of the Company Properties is an independent unit which does not rely on any facilities located on any property not included in such Company Property to fulfill any municipal or governmental requirement or for the furnishing to such Company Property of any essential building systems or utilities, other than facilities the benefit of which inures to the Company Properties pursuant to one or more valid easements or parking agreements. Each of the Company Properties is served by public water and sanitary or septic systems and all other utilities, and each of the Company Properties has lawful access to public roads, in all cases sufficient for the current use and occupancy of each Company Property. To the Company's knowledge or as set forth in the surveys, all parcels of land included in each Company Property that purport to be contiguous are contiguous and are not separated by strips or gores. Except as set forth in Schedule 3.11(d) or any surveys or Environmental Reports relating to any Company Property prepared for or by the Company since the Initial Public Offering, no portion of any Company Property includes any wetlands or vegetation or species protected by any applicable laws or, in event that such surveys or Environmental Reports disclose the existence of such wetlands or protected vegetation or species, such items would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or occupancy of the applicable Company Property. Except as set forth on Schedule 3.11(d) or the Title Policies or surveys, none of the Company Properties lies in any 100-year flood plain area, as established by the U.S. Army Corps of Engineers (the "Army Corps of Engineers"). With respect to the improvements on each Company Property which lie in a flood plain area, if any, the Company or its Subsidiaries carry and presently maintain in full force and effect flood insurance in connection with such Company Properties as required by applicable law and as accurately described in Schedule 3.11(d). The improvements on each Company Property comply in all material respects with all applicable building codes and other relevant laws and regulations. No improvements constituting a part of any Company Property encroach on real property not constituting a part of such Company Property or such encroachments would not, individually or in the aggregate, have a Material Adverse Effect or materially and adversely affect the use or occupancy of the applicable Company Property.

                  (e) Schedule 3.11(e) contains a complete and accurate list of each survey, study or report prepared by or for the Company or any of its Subsidiaries since the Initial Public Offering, in connection with any Company Property's compliance or non-compliance with the requirements of the Americans with Disabilities Act (the "ADA"), other than routine correspondence or memoranda. Except for matters addressed in the Capital Expenditure Budget and Schedule, no Company Property fails to comply with the requirements of the ADA except for such non-compliance as the Company believes will not, individually or in the aggregate, have a Material Adverse Effect.

                  (f) The Company has provided to Buyer an accurate rent roll for each Company Property as of February 19, 1998 (the "Rent Roll"), which accurately describes each lease of space in each Company Property (collectively, the "Company Leases"). The Company has delivered to Buyer profiles of the Company Leases (the "Lease Profiles"), which have been prepared in the ordinary course of business. The Company will make available to Buyer a true and complete copy of each Company Lease, including all amendments and modifications thereto. With respect to each Company Lease for premises larger than 10,000 square feet of rentable space (collectively, the "Material Company Leases"), except as set forth in Schedule 3.11(f), (i) each of the Material Company Leases is valid and subsisting and in full force and effect as against the Company or the Subsidiary, as applicable, and, to the Company's knowledge, as against the tenant, and the information on the Rent Roll with respect to the Material Company Leases is accurate, (ii) except as otherwise set forth on the Rent Roll, the tenant under each of the Material Company Leases is in actual possession of the premises leased thereunder, (iii) except as otherwise set forth on the Rent Roll, no tenant under any Material Company Lease is more than 30 days in arrears in the payment of rent, (iv) neither the Company nor any of its Subsidiaries has received any written notice from any tenant under any Material Company Lease of its intention to vacate, (v) neither the Company nor any of its Subsidiaries has collected payment of rent under any Material Company Lease (other than security deposits) accruing for a period which is more than one month in advance, (vi) no notice of default has been sent or received by the landlord under any Material Company Lease which remains uncured as of the date hereof, no default has occurred under any Material Company Lease by the landlord thereunder and, to the Company's knowledge, no default has occurred under any Material Company Lease by the tenant thereunder and, to the Company's knowledge, no event has occurred and is continuing which, with notice or lapse of time or both, would constitute a default under any Material Company Lease, (vii) except as disclosed on the Lease Profiles or Schedule 3.11(f), no tenant under any of the Material Company Leases has any purchase options or kick-out rights or is entitled to any concessions, allowances, abatements, setoffs, rebates or refunds, (viii) none of the Material Company Leases and none of the rents or other amounts payable thereunder has been mortgaged, assigned, pledged or encumbered by any party thereto or otherwise, except in connection with financing secured by the applicable Company Property which is described in
Schedule 3.9(c) or the Company Reports, (ix) (A) as of the date hereof, except as set forth in Schedule 3.11(f), no brokerage or leasing commission or other compensation is due or payable to any person with respect to or on account of any of the Material Company Leases or any extensions or renewals thereof incurred after the date hereof, and (B) any brokerage or leasing commission or other compensation due or payable to any person with respect to or on account of any of the Material Company Leases or any extensions or renewals thereof have been incurred in the ordinary course of business of the Company consistent with past practice and market terms, (x) no space occupied under any Material Company Lease in any Company Property is occupied by a tenant not paying base and/or percentage rent, (xi) no tenant under any of the Material Company Leases has asserted any claim in writing or, to the Company's knowledge, orally, which is likely to affect the collection of rent from such tenant, (xii) other than as would be customary or consistent with commercially reasonable retail leasing business practices, no tenant under any of the Material Company Leases has any right to remove material improvements or fixtures that have at any time been affixed to the premises leased thereunder, (xiii) each tenant under the Material Company Leases is required thereunder to maintain or to cause to be maintained, at its cost and expense, public liability and property damage insurance with liability limits in amounts at least equal to that maintained by commercially prudent owners of properties similar to the Company Property to which such Material Company Lease relates, or in the alternative, consistent with commercially reasonable prudent retail leasing business practices, tenants may self-insure or the Company may provide such coverage to tenants and (xiv) the landlord under each Material Company Lease has fulfilled all of its obligations thereunder in respect of tenant improvements and capital expenditures consistent with commercially reasonable prudent retail leasing business practices. Other than the tenants identified in the Rent Roll and parties to easement agreements which constitute Permitted Liens, no third party has any right to occupy or use any portion of any Company Property. Budgets for all material tenant improvements and similar material work required to be made by the lessor under each of the Material Company Leases is incorporated in Schedule 3.11(i).

                  (g) Schedule 3.11(g) sets forth a complete and accurate list of all material commitments, letters of intent or similar written understandings made or entered into by the Company or any of its Subsidiaries as of the date hereof (x) to lease any space larger than 10,000 rentable square feet at any of the Company Properties, (y) to sell, mortgage, pledge or hypothecate any Company Property or Properties, which, individually or in the aggregate, are material, or to otherwise enter into a material transaction in respect of the ownership or financing of any Company Property, or (z) to purchase or to acquire an option, right of first refusal or similar right in respect of any real property, which, individually or in the aggregate, are material, which, in any such case, has not yet been reduced to a written lease or contract, and sets forth with respect to each such commitment, letter of intent or other understanding the principal terms thereof. The Company will make available to Buyer a true and complete copy of each such commitment, letter of intent or other understanding. Schedule 3.11(g) also sets forth a complete and accurate list of all agreements to purchase real property to which the Company or any of its Subsidiaries is a party.

                  (h) Except as set forth in Schedule 3.11(h), none of the Company Properties is subject to any outstanding purchase options nor has the Company or any of its Subsidiaries entered into any outstanding contracts with others for the (i) lease or sublease of space in excess of 10,000 square feet of rentable space in any Company Property; or (ii) sale, mortgage, pledge, hypothecation or other transfer of all or any part of any Company Property, and no person has any right or option to acquire, or right of first refusal with respect to, the Company's or any of its Subsidiaries' interest in any Company Property or any part thereof. Except as set forth in Schedule 3.11(h) or 3.11(g), none of the Company or any of its Subsidiaries has any outstanding options or rights of first refusal or has entered into any outstanding contracts with others for the purchase of any real property.

                  (i) Schedule 3.11(i) sets forth the Company's or any of its Subsidiary's capital expenditure budget and schedule for each Company Property, which describes the capital expenditures which the Company or such Subsidiary has budgeted for such Company Property for the period running through December 31, 1997 (the "Capital Expenditure Budget and Schedule"), and the Company's or any of its Subsidiary's preliminary capital expenditure budget and schedule for each Company Property, which describes the capital expenditures which the Company or such Subsidiary has budgeted for such Company Property for the period commencing January 1, 1998 and running through December 31, 1999 (the "1998 and 1999 Preliminary Capital Expenditure Budgets and Schedules"). Each of the Capital Expenditure Budget and the 1998 and 1999 Preliminary Capital Expenditure Budgets and Schedules also describes other capital expenditures as are necessary, to the Company's knowledge, in order to bring the applicable Company Property into material compliance with applicable laws, ordinances, codes, health and safety regulations and insurance requirements (including in respect of fire sprinklers, compliance with the ADA (except to the extent that (x) a tenant under any Company Lease is contractually responsible and liable for such ADA compliance under its Company Lease or (y) with respect to shopping center properties, any work required to cause such compliance is not material and the related expenditures are, in the aggregate with all other such expenditures, less than $300,000), and asbestos containing material) or which the Company otherwise plans or expects to make in order to cure or remedy any construction, electrical, mechanical or other defects, to renovate, rehabilitate or modernize such Company Property, or otherwise, excluding, however, any tenant improvements required to be made under any Company Lease. To the Company's knowledge, the costs and time schedules for 1998 and 1999 set forth in the 1998 and 1999 Preliminary Capital Expenditure Budgets and Schedules are reasonable estimates and projections based upon information available to the Company at the time that the 1998 and 1999 Preliminary Capital Expenditure Budgets and Schedules were prepared, and, nothing has come to the attention of the Company since such time which would indicate that the

1998 and 1999 Preliminary Capital Expenditure Budgets and Schedules are inaccurate or misleading in any material respect. Except as set forth in
Schedule 3.11(i), there are no outstanding or, to the Company's knowledge, threatened requirements by any insurance company which has issued an insurance policy covering any Company Property, or by any board of fire underwriters or other body exercising similar functions, requiring any repairs or alterations to be made to any Company Property that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  (j) Schedule 3.11(j) contains a list of each Company Property which consists of or includes undeveloped land or which is in the process of being developed or redeveloped (collectively, the "Development Properties") and a brief description of the development or redevelopment intended by the Company or any of its Subsidiaries to be carried out or completed thereon (collectively, the "Projects"), including any budget and development schedule therefor prepared by or for the Company or any of its Subsidiaries (collectively, the "Development Budget and Schedule"). Except as disclosed in Schedule 3.11(j), each Development Property is zoned for the lawful development or redevelopment thereon of the applicable Project, and the Company or its Subsidiaries have obtained all permits, licenses, consents and authorizations required for the lawful development or redevelopment thereon of such Project, except only for such failure to meet the foregoing standards as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Except as set forth in Schedule 3.11(j), all of the existing improvements or structures located on any of the Development Properties comply in all material respects with all applicable building codes, laws, rules or regulations. Except as set forth in Schedule 3.11(j), to the Company's knowledge, there are no material impediments to or constraints on the development or redevelopment of any Project in all material respects within the time frame and for the cost set forth in the Development Budget and Schedule applicable thereto. Except as disclosed in
Schedule 3.11(j), each Development Property consists of sufficient land, parking areas, driveways and other improvements, and lawful means of access and utility and service and capacity to permit the development and operation of the Project as intended to be carried out or completed thereon. Except as set forth on
Schedule 3.11(j), the Development Properties are free and clear of any Property Restrictions, encroachments or other matters (including, any condemnation, eminent domain or rezoning proceedings (proposed or threatened), special assessments, taxes or so-called "impact fees") which would individually, or in the aggregate, be reasonably expected to have a Material Adverse Effect on the development of the related Development Property. In the case of each Project the development of which has commenced, to the Company's knowledge, the costs and expenses incurred in connection with such Project and the progress thereof are, except as set forth in Schedule 3.11(j), consistent and in compliance in all material respects with the Development Budget and Schedule applicable thereto. The Company will make available to Buyer all feasibility studies, soil tests, due diligence reports and other studies, tests or reports performed by or for the Company at any time since the Initial Public Offering, which relate to the Development Properties or the Projects.

                  (k) The ground leases underlying the leased Company Properties referenced in Schedule 3.11(a) (collectively, the "Ground Leases") are accurately described in Schedule 3.11(k). Each of the Ground Leases is valid, binding and in full force and effect as against the Subsidiary and, to the Company's knowledge, as against the other party thereto. Except as indicated in Schedule

3.11(k) and except for any Company Leases and Permitted Liens affecting the same, none of the Ground Leases is subject to any mortgage, pledge, Lien, sublease, assignment, license or other agreement granting to any third party any interest therein, collateral or otherwise, or any right to the use or occupancy of any premises leased thereunder. True and complete copies of the Ground Leases (including all amendments, modifications and supplements thereto) have been delivered to Buyer prior to the date hereof. To the Company's knowledge, except as set forth in Schedule 3.11(k), there is no pending or threatened proceeding which is reasonably likely to interfere with the quiet enjoyment of the tenant under any of the Ground Leases. Except as set forth in Schedule 3.11(k), as of the last day of the month preceding the date hereof and as of the last day of the month preceding the date of the Initial Closing, no payments under any Ground Lease are delinquent and no notice of default under any Ground Lease has been sent or received by the Company or any of its Subsidiaries. There does not exist under any of the Ground Leases any default, and, to the Company's knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default.

                  (l) The Company and each of its Subsidiaries have good and sufficient title to all the personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the balance sheets of the Company and its Subsidiaries as of December 31, 1997, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all Liens, except for Permitted Liens which are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

                  (m) The Company has provided to Buyer historical operating expense information (the "Historical Expense Information") for each of the last three years, which has been prepared in the ordinary course of business. The Historical Expense Information is accurate in all material respects.

                  (n) Except as set forth on Schedule 3.11(n), neither the Company nor any of its Subsidiaries is a party to any material third-party property management or leasing agreements pursuant to which the Company or any of its Subsidiaries receives a fee or other compensation from a third party for managing or leasing real property.

         Section 3.12  Environmental Matters.

                  (a) To the Company's knowledge, each of the Company and its Subsidiaries has obtained, and now maintains as currently valid and effective, all permits, certificates of financial responsibility and other governmental authorizations required to be obtained by the Company or any of its Subsidiaries under the Environmental Laws (the "Environmental Permits") in connection with the operation of its businesses and properties. Except as disclosed in the Company Environmental Reports or the Company Reports, each of the Company and its Subsidiaries and each Company Property is and has been in compliance with all terms and conditions of the Environmental Permits and all Environmental Laws, except only to an extent which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company has no knowledge of any circumstances or conditions that may prevent or interfere with such compliance in the future.

                  (b) Each of the Company and its Subsidiaries has provided or made available to Buyer all formal written communications (whether from a Government Authority, citizens' group, employee or other person), which the Company has received regarding (x) alleged or suspected noncompliance of any of the Company Properties with any Environmental Laws or Environmental Permits or
(y) alleged or suspected Liability of the Company or its Subsidiaries under any Environmental Law, which noncompliance or Liability would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  (c) To the Company's knowledge, there are no liens or encumbrances on any of the Company Properties which arose pursuant to or in connection with any Environmental Law or Environmental Claim and, to the Company's knowledge, no government actions have been taken or threatened to be taken or are in process which are reasonably likely to subject any Company Property to such liens or other encumbrances.

                  (d) Except as disclosed in Schedule 3.12(d) or in the Company Reports (none of which matters would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), or set forth in the Company Environmental Reports, no Environmental Claims have been asserted or, to the Company's knowledge, threatened that, individually or in the aggregate, may result in liabilities exceeding $300,000 with respect to the operations or the businesses of the Company or its Subsidiaries, or with respect to the Company Properties. To the Company's knowledge, except as set forth on the Company Environmental Reports or in the Company Reports, no circumstances, past or present actions, conditions, events or incidents exist with respect to the Company or any of its Subsidiaries or the Company Properties that would reasonably be expected to result in the assertion of any Environmental Claims that, individually or in the aggregate, may result in liabilities exceeding $300,000, in any such case, against (i) the Company or any of its Subsidiaries, or (ii) to the Company's knowledge, any person whose liability for any Environmental Claims the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

                  (e) Except as disclosed in Schedule 3.12(e) (none of which matters would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), or set forth in the Company Environmental Reports or the Company Reports, (i) none of the Company or its Subsidiaries has been notified or anticipates being notified of potential responsibility in connection with any site that has been placed on, or proposed to be placed on, the National Priorities List or its state or foreign equivalents pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss. 9601 et seq., or analogous state laws, (ii) no Materials of Environmental Concern are present on, in or under any Company Property in a manner or condition that is reasonably likely to give rise to Environmental Claims which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, (iii) none of the Company or its Subsidiaries has Released or arranged for the Release of any Materials of Environmental Concern at any location to an extent or in a manner which would reasonably be expected to result in a Material Adverse Effect, (iv) no underground storage tanks, surface impoundments, disposal areas, pits, ponds, lagoons, open trenches or disused industrial equipment is present at any Company Property in a manner or condition that is reasonably likely to give rise to one or more Environmental Claims which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, (v) no transformers, capacitors or other equipment containing fluid with more than 50 parts per million polychlorinated biphenyls are present at any Company Property in a manner or condition that is reasonably likely to give rise to one or more Environmental Claims which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, except for any such transformers, capacitors or other equipment owned by any utility company, and
(vi) to the Company's knowledge, no friable asbestos and no friable asbestos-containing material is present at any Company Property and, to the Company's knowledge, no Employee, agent, contractor or subcontractor of the Company or its Subsidiaries or any other person is now or has in the past been exposed to friable asbestos at any Company Property, except, in the case of each of the matters set forth in this subpart (vi), for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (f) Schedule 3.12(f) contains a list of each environmental report, audit, summary, or similar document prepared for or by the Company or any of its Subsidiaries or otherwise in the possession of any of them with respect to the environmental condition of any Company Property (collectively, the "Company Environmental Reports"). The Company has previously delivered or made available to Buyer true and complete copies of each Company Environmental Report. None of the matters disclosed by the Company Environmental Reports would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. The Company has no knowledge of any facts or circumstances relating to the environmental condition of any property owned, leased or otherwise held by the Company that is not a Company Property that are reasonably likely to result in a Material Adverse Effect.

                  (g) For purposes hereof, the terms listed below shall have the following meanings:

                  (i) "Claim" shall mean all actions, causes of action, suits, judgments, executions, claims, Liabilities and demands whatsoever, in law or equity.

                  (ii) "Environmental Claim" shall mean any Claim investigation or notice by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or fatalities, or penalties) arising out of, based on or resulting from (A) the presence, generation, transportation, treatment, use, storage, disposal or Release of Materials of Environmental Concern or the threatened Release of Materials of Environmental Concern at any location, or (B) activities or conditions forming the basis of any violation, or alleged violation of, or liability or alleged liability under, any Environmental Law.

                  (iii) "Environmental Laws" shall mean federal, state, and local laws, ordinances, common law, orders, statutes, and regulations relating to the pollution or protection of the environment or of flora or fauna or their habitat or of human health and safety, or to the cleanup or restoration of the environment, including, without limitation, CERCLA, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other Government Authority.

                  (iv) "Materials of Environmental Concern" shall mean all chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or any fraction thereof, petroleum products and hazardous substances or solid or hazardous wastes as now defined and regulated under any Environmental Laws.

                  (v) "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration.

         Section 3.13  Employees and Employee Benefit Plans.

                  (a) Schedule 3.13(a) sets forth a complete and accurate list of all employment agreements (the "Employment Agreements") between the Company or any of its Subsidiaries and any employees of the Company or any of its Subsidiaries. Except for the employees of the Company or its Subsidiaries who are parties to such Employment Agreements, all of the employees of the Company and each of its Subsidiaries are employed on an at-will basis (except for restrictions or limitations on the at-will basis of such employees imposed by law or equity or general principles of law or equity), other than such employees party to Employment Agreements that are not, in the aggregate, material to the Company.

                  (b) The Company Reports or Schedule 3.13(b) set forth a complete and accurate list of all material Employee Benefit Plans and all material Benefit Arrangements which cover Employees of the Company or any of its Subsidiaries with respect to their employment relationship with the Company or any of its Subsidiaries (the "Company Plans"). With respect to each Company Plan, the Company has made available to Buyer true and complete copies of: (i) the plans and related trust documents and all amendments thereto, (ii) the most recent summary plan descriptions, if any, and the most recent annual report, if any, (iii) the most recent actuarial valuation (to the extent applicable), and
(iv) the most recent determination letter issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code.

                  (c) With respect to each Company Plan, (i) the Company and each of its Subsidiaries is, and has been since the date of adoption of each Company Plan, in compliance in all material respects with the terms of each such Company Plan and with the requirements prescribed by all applicable statutes, orders or governmental rules or regulations, (ii) the Company and each of its Subsidiaries has contributed to each Pension Plan included in the Company Plans not less than the amounts accrued for such plan for all plan periods for which payment is due, and (iii) neither the Company nor any of its Subsidiaries has any funding commitment or other accrued liabilities except as set forth on Schedule 3.13(c) or as reserved for in the financial statements in or incorporated by reference into the Company Reports, and in the case of each of clauses (i), (ii), and (iii), except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

                  (d) Except as set forth on Schedule 3.13(d), none of the Company or any of its Subsidiaries has made any commitment to establish any new Employee Benefit Plan or Benefit Arrangement, to modify any Employee Benefit Plan or Benefit Arrangement, or to increase benefits or compensation of Employees of the Company or any of its Subsidiaries (except for normal increases in compensation consistent with past practices), and, to the Company's knowledge, no intention to do so has been communicated to Employees of the Company or any of its Subsidiaries.

                  (e) Except as set forth on Schedule 3.13(e), there are no pending or, to the Company's knowledge, anticipated government audits or claims (excluding claims for benefits incurred in the ordinary course of Company Plan activities) against or otherwise involving any of the Company Plans or any fiduciaries thereof with respect to their duties to the Company Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Plan activities) has been brought against or with respect to any such Company Plans.

                  (f) Neither the Company nor any of the ERISA Affiliates has, at any time after September 25, 1980, contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA).

                  (g) Except as required by the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code or requirements of state law and regulations and except as set forth on Schedule 3.13(g), the Company and its Subsidiaries do not maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits described in Section 3(1) of ERISA to any Employee or former Employee following his retirement or termination of employment and, to the Company's knowledge, the Company and its Subsidiaries have never represented, promised or contracted (whether in oral or written form) to any Employee or former Employee that such benefits would be provided.

                  (h) For purposes hereof, "Employee Benefit Plans" means each and all "employee benefit plans" as defined in Section 3(3) of ERISA maintained or contributed to by the Company or a Subsidiary or in which the Company or a Subsidiary participates or participated and which provides benefits to Employees, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA, including retiree medical and life insurance plans ("Welfare Plans"), and (ii) any such plans that constitute "employee pension benefit plans" as defined in Section 3(2) of ERISA ("Pension Plans"). "Benefit Arrangements" means life and health insurance, hospitalization, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, sick pay, sick leave, disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, individual employment, consultancy or severance contracts and other polices or practices of the Company or a Subsidiary providing employee or executive compensation or benefits to Employees maintained or contributed to by the Company or a Subsidiary, other than Employee Benefit Plans. "Employees" mean all current employees, former employees and retired employees of the Company or any of its Subsidiaries, including employees on disability, layoff or leave status. "Controlled Group Liability" means any and all liabilities (other than such liabilities that arise solely out of, or relate solely to, the Company Plans) of the ERISA Affiliates (other than the Company and its Subsidiaries) under (i) Title IV of ERISA, (ii) Section 302 of ERISA,
(iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and
(v) corresponding or similar provisions of foreign laws or regulations.

                  (i) To the Company's knowledge, with respect to each Company Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, (ii) the fair market value of the assets of such plan equals or exceeds the actuarial present value of all accrued benefits under such plan, on a termination basis, (iii) no reportable event within the meaning of Section 4043(c) of ERISA has occurred, with respect to which notice has not been waived, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event, and (iv) all premiums due to the Pension Benefit Guaranty Corporation have been timely paid in full.

                  (j) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company following the Closing. Without limiting the generality of the foregoing, neither the Company nor any ERISA Affiliate has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

                  (k) Neither the execution and delivery of this Agreement, the Kane Purchase Agreement, the Konover Purchase Agreement nor the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company, except as set forth in Schedule 3.13(k) or any automatic extension of the term of any Employment Agreement.

                  (l) To the Company's knowledge, neither the Company nor any of its Subsidiaries nor any plan fiduciary of any Company Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Neither the Company nor any Subsidiary has knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Plan and has not been assessed any civil penalty under Section 502(l) of ERISA.

                  (m) Schedule 3.13 (m) sets forth a complete and accurate list of all amounts paid annually pursuant to short-term or long-term disability benefits under any Company Plan and the number of Employees receiving such payments, as well as any Employees, to the Company's knowledge, who are participating in, or may become eligible to participate in, any Company Plan who are suffering from serious illness or disease.

         Section 3.14 Labor Matters. Except as set forth in Schedule 3.14, none of the Company or any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. Except for the matters set forth in Schedule 3.14 (none of which matters would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

         Section 3.15 Affiliate Transactions. Schedule 3.15 sets forth a complete and accurate list of all transactions, series of related transactions or currently proposed transactions or series of related transactions entered into by the Company or any of its Subsidiaries since January 1, 1997 which are of the type required to be disclosed by the Company pursuant to Item 404 of Regulation S-K of the Securities Laws that are not otherwise disclosed in the Company Reports. A true and complete copy of all agreements or contracts relating to any such transaction will be made available to Buyer prior to the date hereof.

         Section 3.16 Insurance. The Company maintains insurance policies, including liability policies, covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and each of its Subsidiaries (collectively, the "Insurance Policies"), which are of a type and in amounts customarily carried by persons conducting businesses similar to those of the Company. There is no material claim by the Company or any of its Subsidiaries pending under any of the material Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

         Section 3.17 Proxy Statement. The Proxy Statement and all of the information included or incorporated by reference therein (other than any information supplied or to be supplied by Buyer for inclusion or incorporation by reference therein) will not, as of the date such Proxy Statement is first mailed to the stockholders of the Company and as of the time of the meeting of the stockholders of the Company in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

         Section 3.18 Vote Required. The affirmative vote of the holders of a majority (including Buyer and its Controlled Affiliates (as defined in the Stockholders Agreement) for purposes of determining a quorum, but not for purposes of determining a majority) of the outstanding shares of Company Common Stock entitled to vote hereon and duly present in person or by proxy at a meeting duly called to vote hereon (and with each share of Company Common Stock entitled to one vote per share) is the only vote of the holders of any class or series of Company Stock necessary to approve this Agreement, the Registration Rights Agreement, the Contingent Value Right Agreement, the Stockholders Agreement and the transactions contemplated hereby and thereby.

         Section 3.19 Brokers or Finders. Except as set forth in Schedule 3.19, no agent, broker, investment banker or other firm or person, including any of the foregoing that is an Affiliate of the Company, is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company in connection with this Agreement or any of the transactions contemplated hereby for which Buyer or any of its Affiliates will be responsible.

         Section 3.20 Maryland Takeover Law. The terms of Sections 3-602 and 3-702 of the Maryland General Corporation Law will not apply to Buyer, any Stock Purchase or any other transaction contemplated hereby. The resolutions in the form of Exhibit D hereto have been adopted by the Company and have not been rescinded and revoked.

         Section 3.21 Kane and Konover Properties. The Company hereby makes the same representations and warranties with respect to the Kane and Konover Properties as are made by the sellers under the Kane Purchase Agreement and the Konover Purchase Agreement to the Company, subject to the knowledge and other qualifications expressly set forth therein (i.e., for the purpose of this Section 3.21, the Company's knowledge shall be limited to the knowledge, without further inquiry, of the individuals named in the Kane Purchase Agreement and the Konover Purchase Agreement).

         Section 3.22 Knowledge Defined. As used herein, the phrase "to the Company's knowledge" (or words of similar import) means the actual knowledge of
C. Cammack Morton, Patrick M. Miniutti, William H. Neville, Linda M. Swearingen and Michaela M. Twomey after due inquiry of persons likely to have knowledge of any relevant facts or circumstances and includes any facts, matters or circumstances set forth in any written notice from any Government Authority or any other material written notice received by the Company or any of its Subsidiaries, and also including any matter of which Buyer informs the Company in writing.

         Section 3.23 Accuracy of Information Furnished. To the Company's knowledge, no representation or warranty by the Company contained in this Agreement or the exhibits, schedules, lists or other documents delivered to Buyer by the Company and referred to herein, and no statement contained in any certificate furnished or to be furnished by or on behalf of the Company pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact that is necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Company as follows:

         Section 4.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, operate, lease and encumber its properties and to carry on its business as now conducted, and to enter into this Agreement, the Registration Rights Agreement, the Contingent Value Right Agreement and the Stockholders Agreement and to perform its obligations hereunder and thereunder.

         Section 4.2 Due Authorization. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Contingent Value Right Agreement and the Stockholders Agreement have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement, the Registration Rights Agreement, the Contingent Value Right Agreement and the Stockholders Agreement have been duly executed and delivered by Buyer and constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights or general principles of equity.

         Section 4.3 Conflicting Agreements and Other Matters. Neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby in accordance with the terms hereof, will conflict with, result in a breach of the terms, conditions or provisions of, constitute a default under, result in the creation of any mortgage, security interest, encumbrance, lien or charge of any kind upon any of the properties or assets of Buyer pursuant to, or require any consent, approval or other action by or any notice to or filing with any Government Authority pursuant to, the organizational documents or agreements of Buyer or any agreement, instrument, order, judgment, decree, statute, law, rule or regulation by which Buyer is bound, except for filings after any Closing under Section 13(d) or Section 16 of the Exchange Act.

         Section 4.4 Acquisition for Investment; Sophistication; Source of
Funds.

                  (a) Buyer is acquiring the Securities for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and Buyer has no present intention or plan to effect any distribution of shares of Company Common Stock, provided that the disposition of Company Common Stock owned by Buyer shall at all times be and remain within its control, subject to the provisions of this Agreement and the Registration Rights Agreement. The certificate(s) representing the Securities shall bear a prominent legend with respect to the restrictions on transfer under the Securities Act and under applicable state securities laws. Prior to any proposed transfer of the Securities, unless such transfer is made pursuant to an effective registration statement under the Securities Act, Buyer will deliver to the Company an opinion of counsel, reasonably satisfactory in form and substance to the Company, to the effect that the

Securities may be sold or otherwise transferred without registration under the Securities Act. The Company will remove the legend relating to Securities Act restrictions from any Securities at any time two years after issuance if Buyer delivers to the Company an opinion of counsel, reasonably satisfactory in form and substance to the Company, to the effect that such Securities are no longer subject to transfer restrictions under the Securities Act. Upon original issuance thereof, and until such time as the same shall have been registered under the Securities Act or sold pursuant to Rule 144 promulgated thereunder (or any similar rule or regulation), each stock certificate for the Securities shall bear any restricted securities legend required pursuant to the Stockholders Agreement, unless such legend is no longer required thereunder. Buyer is able to bear the economic risk of the acquisition of Company Common Stock pursuant hereto and can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment.

                  (b) Buyer is an "accredited investor" as such term is defined in Regulation D promulgated under the Securities Act.

                  (c) Buyer has previously delivered to the Company an audited balance sheet for Buyer as of December 31, 1996, which was certified by an officer of Buyer and which fairly presented the financial position of Buyer as of its date in accordance with GAAP. Such balance sheet discloses either on its face or by footnote, all material liabilities of Buyer required to be disclosed under GAAP. The Company agrees to keep such information confidential to the same extent that Buyer is obligated to keep information confidential pursuant to
Section 5.2(b).

         Section 4.5 Resources. Buyer has requisite cash, cash equivalents, equity commitments or other sources of financing available to consummate the transactions contemplated hereby.

         Section 4.6 Proxy Statement. None of the information supplied or to be supplied by Buyer for inclusion or incorporation by reference in the Proxy Statement will, as of the date the Proxy Statement is first mailed to the stockholders of the Company and as of the time of the meeting of the stockholders of the Company in connection with the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         Section 4.7 Brokers or Finders. No agent, broker, investment banker or other firm or person, including any of the foregoing that is an Affiliate of Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Buyer in connection with this Agreement or any of the transactions contemplated hereby for which the Company or any of its Affiliates will be responsible.

         Section 4.8 REIT Qualification Matters. To Buyer's knowledge, no person who would be treated as an "individual" for purposes of Section 542(a)(2) of the Code (as modified by Section 856(h) of the Code) and who owns, directly or indirectly, equity interests in Buyer will own actually or beneficially (determined through the application of the constructive ownership rules of Section

544 of the Code, as modified by Section 856(h)(1)(B) of the Code), in excess of 9.8% of the value of the outstanding equity interests in Company as of the date of the applicable Closing.

         Section 4.9 Investment Company Matters. Buyer is not, and after giving effect to the purchase of Company Common Stock contemplated hereby will not be, an "investment company" or an entity "controlled" by an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

         Section 4.10 Ownership of Tenants. To Buyer's knowledge and except as set forth in Schedule 4.10-B, Buyer does not own, as of the date of the applicable Closing, actually or constructively (determined through the application of the constructive ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), any stock, securities, or other ownership interest in any of the tenants of the Company, as set forth in
Schedule 4.10-A. Capitalized terms used but not defined in this Section 4.10 shall have the meaning assigned to them in the Company Charter. The Company shall advise Buyer within a reasonable period of time before any Closing of any material changes to Schedule 4.10-A. The Company may update Schedule 4.10-A from time to time, and Buyer agrees to promptly notify the Company, to its knowledge, as to its actual and constructive ownership (determined through the application of the constructive ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code) of any additional tenants of the Company, as may be set forth on such updated schedule.


                                    ARTICLE 5

                         COVENANTS RELATING TO CLOSINGS

   Section 5.1 Taking of Necessary Action.

                  (a) Each party hereto agrees to use its commercially reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, the Registration Rights Agreement, the Contingent Value Right Agreement and the Stockholders Agreement, subject to the terms and conditions hereof and thereof, including all actions and things necessary to cause all conditions precedent set forth in Article 7 to be satisfied. Each party acknowledges that the Company's stockholders' meeting at which the stockholders will vote on, among other things, the transactions contemplated hereby is anticipated to occur on May 12, 1998.

                  (b) As promptly as practicable after the date hereof (it being understood that the relevant stockholders' meeting is anticipated to occur on May 12, 1998), the Company shall prepare and file with the SEC a preliminary proxy statement (the "Proxy Statement") by which the Company's stockholders will be asked to approve, among other things, the issuance of shares of Company Common Stock contemplated hereby. The Proxy Statement as initially filed with the SEC, as it may be amended and refiled with the SEC and as it may be mailed to the Company's stockholders, shall be in form and substance reasonably satisfactory to Buyer. The Company shall use its reasonable efforts to respond to any comments of the SEC, and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time. As promptly as practicable after the date hereof, the Company shall prepare and file any other filings required of the Company or its Subsidiaries under the Exchange Act, the Securities Act or any other federal, state or local laws relating to this Agreement and the transactions contemplated hereby, and state takeover laws (the "Other Filings"). The Company and Buyer will notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply each other with copies of all correspondence between each of them or any of their respective representatives, on the one hand, and the SEC or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. The Proxy Statement and any Other Filing shall comply in all material respects with all applicable requirements of law. Buyer shall provide the Company all information about Buyer required to be included or incorporated by reference in the Proxy Statement or any Other Filing and shall otherwise cooperate with the Company in taking the actions described in this paragraph. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Company or Buyer, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to stockholders of the Company, such amendment or supplement. Subject to the provisions of Section 5.4, the Proxy Statement shall include the recommendation of the Board that the stockholders of the Company vote in favor of and approve the issuance of Company Common Stock pursuant to this Agreement.

                  (c) The Company shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the transactions (including the issuance of Company Common Stock) contemplated hereby; provided that should a quorum not be obtained at such meeting of the stockholders, the meeting of the stockholders shall be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes.

                  (d) The Company shall use its commercially reasonable best efforts to obtain the consents set forth in each of Schedules 3.4(d)-A, 3.4(d)-B and 3.4(d)-C.

         Section 5.2  Public Announcements; Confidentiality.

                  (a) Subject to each party's disclosure obligations imposed by law and any stock exchange or similar rules and the confidentiality provisions contained in Section 5.2(b), the Company and Buyer will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, the Registration Rights Agreement, the Contingent Value Right Agreement, the Stockholders Agreement and any of the transactions contemplated hereby or thereby. If a party is required by law or any stock exchange or similar rule to issue a news release or other public announcement, it shall advise the other party in advance thereof and use reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

                  (b) Buyer agrees that all information provided to Buyer or any of its representatives pursuant to this Agreement shall be kept confidential, and Buyer shall not (x) disclose such information to any persons other than the directors, officers, employees, financial advisors, investors, lenders, legal advisors, accountants, consultants and affiliates of Buyer who reasonably need to have access to the confidential information and who are advised of the confidential nature of such information or (y) use such information in a manner which would be detrimental to the Company; provided, however, the foregoing obligation of Buyer shall not (i) relate to any information that (1) is or becomes generally available other than as a result of unauthorized disclosure by Buyer or by persons to whom Buyer has made such information available, (2) is or becomes available to Buyer on a non-confidential basis from a third party that is not, to Buyer's knowledge, bound by any other confidentiality agreement with the Company, or (ii) prohibit disclosure of any information if required by law, rule, regulation, court order or other legal or governmental process.

         Section 5.3 Conduct of the Business. Except for transactions contemplated hereby, during the period from the date hereof to the sooner to occur of (A) the date on which the Investor Nominees (as defined in the Stockholders Agreement) first become members of the Board, and (B) if the Stockholder Approval vote fails, the date of the stockholder meeting at which the Stockholder Approval failed, each of the Company and each of its Subsidiaries, except as otherwise consented to or approved by Buyer in writing or as permitted or required hereby, (x) has conducted and will conduct the business and has engaged and will engage in transactions only in the ordinary course consistent with past practice, and (y) will not:

                  (a) acquire, whether by merger, consolidation, purchase of stock or assets or other business combination, (i) in a single transaction or group of related transactions, any business or assets having an aggregate purchase price in excess of twenty-five percent (25%) of Total Enterprise Value as measured at the beginning of the fiscal year in which such acquisition is consummated, or (ii) during any one fiscal year, businesses or assets having an aggregate purchase price in excess of fifty percent (50%) of Total Enterprise Value as measured at the beginning of such fiscal year;

                  (b) sell or dispose of any assets, whether by merger, consolidation, sale of stock or assets or other business combination, during any one fiscal year, having an aggregate value in excess of twenty-five percent (25%) of Total Enterprise Value as measured at the beginning of such fiscal year;

                  (c) directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to, any indebtedness if, after giving pro forma effect to such indebtedness, the Company's ratio of
         (i) total indebtedness to (ii) Total Enterprise Value, expressed as a percentage, would be greater than 65%;

                  (d) make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates;

                  (e) issue Company Stock or options, rights or warrants or other commitments to purchase or securities convertible into (or exchangeable or redeemable for) shares of Company Stock, including, without limitation, OP Units (such options, rights, warrants, other commitments or securities, "Company Stock Equivalents"); provided, however, Buyer's consent shall not be required for any issuance of Company Stock or Company Stock Equivalents as long as the sum of (i) all shares of Company Stock issued by the Company during the applicable fiscal year and (ii) shares of Company Stock into which Company Stock Equivalents issued by the Company and each of its Subsidiaries during the applicable fiscal year are convertible, does not exceed fifty percent (50%) of all shares of Company Stock outstanding, on a Fully Diluted basis, on the first day of such fiscal year; provided, further, that in connection with any issuance by the Company of Company Stock or issuance by the Company or any of its Subsidiaries of any Company Stock Equivalents, Investor shall be entitled, to the extent so provided in
         Section 4.1 of the Stockholders Agreement, to a participation right on the terms set forth in Section 4.1 of the Stockholders Agreement. Notwithstanding the first sentence of this Section 5.3(e), (i) Company Stock issued to the Company or a wholly owned Subsidiary thereof and
         (ii) Company Stock and Company Stock Equivalents issued to directors or employees of the Company or a Subsidiary of the Company in connection with any employee benefit plan approved by the shareholders of the Company, shall not be subject to Buyer's consent;

                  (f) change or amend any provision of the Company Charter or the by-laws of the Company in a manner that would be materially adverse to Investor;

                  (g) pursuant to or within the meaning of any bankruptcy law:
         (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property, (iv) make a general assignment for the benefit of its creditors;

                  (h) in the case of the Company, (1) terminate its eligibility for treatment as a real estate investment trust, as defined in the Code, or (2) take any action or fail to take any action which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of such eligibility, unless in the case of a failure to take action, such action is initiated within thirty days and such action is completed within the period required under the Code in order to maintain such eligibility; or

                  (i) subject to the right of the Company to terminate this Agreement pursuant to Section 9.1(b)(iii) hereof, allow the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Buyer, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange
         Act), directly or indirectly, of stock having more than 15% of the voting power of the Company.

         Section 5.4 No Solicitation of Transactions. Unless and until this Agreement is terminated in accordance with its terms, neither the Company nor its Subsidiaries shall, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or knowingly permit any of the officers, directors or employees of such party or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by such party or any of such party's Subsidiaries to take any such action, and the Company shall notify Buyer orally (within one Business Day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which any officer or director of the Company may receive relating to any of such matters and if such inquiry or proposal is in writing, the Company shall deliver to Buyer a copy of such inquiry or proposal; provided, however, that nothing contained in this Section shall prohibit the Board from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or prohibit the Board from taking such other actions as may be required to comply with its fiduciary obligations. If the Board determines with the advice of counsel that failure to do so could be held to violate its fiduciary duties, it may provide information in response to an unsolicited proposal. If the Company receives a bona fide proposal for a Competing Transaction that the Board determines in good faith (based on the advice of a nationally recognized financial advisor) may provide greater value to the Company and its stockholders than this Agreement, it may enter into negotiations with respect to such proposal. The Company will notify Buyer of any such superior proposal not less than two Business Days prior to entering into any definitive agreement with respect to a Competing Transaction; provided, however, that in no event shall the Company enter into a definitive agreement with respect to a Competing Transaction less than five Business Days after the Company's initial notification to Buyer of an inquiry or proposal relating to a Competing Transaction. Within the two-Business-Day or five-Business-Day period referred to above, Buyer may propose an improved transaction.

         Section 5.5 Information and Access. From the date hereof until the date on which the Remaining Equity Ownership of Buyer shall be less than $10,000,000.00, (i) the Company and its Subsidiaries shall afford to Buyer and Buyer's accountants, counsel and other representatives full and reasonable access during normal business hours (and at such other times as the parties may mutually agree) to its properties, books, contracts, commitments, records and personnel and, during such period, shall furnish promptly to Buyer (1) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of the Securities Laws, and (2) all other information concerning their businesses, personnel and the Company Properties as Buyer may reasonably request, and (ii) without limiting the generality of the foregoing, Buyer shall have the right to (1) conduct or cause to be conducted an environmental, physical, structural, electrical, mechanical and other inspection and review of any Company Properties, for which inspection Buyer will and hereby does indemnify and hold the Company harmless from any and all damages whatsoever caused by such inspection, or (2) request that the Company update any existing reports, reviews or inspections thereof, in which case the Company shall promptly so update its reports, reviews and inspections and cause them to be certified to Buyer by the firm or person who prepared such report or conducted such review or inspection. Buyer shall pay the expenses of any outside professional employed by Buyer in connection with Buyer's exercise of its rights under this Section 5.5. Buyer and its accountants, counsel and other representatives shall, in the exercise of the rights described in this Section, not unduly interfere with the operation of the businesses of the Company or its Subsidiaries.

         Section 5.6 Notification of Certain Matters. Each of Buyer and the Company shall use its good faith efforts to notify the other party in writing of its discovery of any matter that would render any of such party's or the other party's representations and warranties contained herein untrue or incorrect in any material respect, but the failure of either party to so notify the other party shall not be deemed a breach of this Agreement.

         Section 5.7 Delivery of Final Schedules and the Purchase Agreements. The Company and Buyer acknowledge that, as of the date hereof, not all of the Schedules referred to in this Agreement have been completed and that the final Kane Purchase Agreement and the final Konover Purchase Agreement have not been delivered to Buyer. The Company shall deliver to Buyer within ten Business Days of the date hereof final Schedules to this Agreement (the "Final Schedules") and the final Kane Purchase Agreement and the final Konover Purchase Agreement (to be attached hereto as Exhibits E and F). Following the delivery of the Final Schedules, if Buyer does not exercise its right to terminate this Agreement pursuant to 9.1(b)(iv), Buyer shall be deemed to have accepted the Final Schedules. The Company will provide updates to the Schedules within five (5) Business Days prior to each Closing to reflect new acquisitions or other material matters (other than the acquisition of the Kane and Konover Properties, which is governed by Section 5.8 below) arising since completion of the Final Schedules (the "Updated Schedules"). Except as provided in Section 9.1(b)(vi) with respect to the Kane and Konover Properties, information relating to new acquisitions approved by the Board and set forth on Updated Schedules shall not constitute a failure of a condition to closing as set forth in Article 7, except to the extent that such new information would result in a Material Adverse Effect on the Company. Following delivery of any Updated Schedules, if Buyer does not elect to terminate this Agreement pursuant to 9.1(b)(v) and consummates the applicable Closing, Buyer shall be deemed to have accepted such Updated Schedules (and shall not be permitted to seek indemnification for representations and warranties that were true and correct when made but are rendered untrue as a result of new information set forth in such Updated Schedules relating to events occurring since the date Buyer was deemed to have accepted the Final Schedules).

         Section 5.8 Delivery of Konover and Kane Schedules. For purposes of this Agreement, all properties acquired under the Kane Purchase Agreement as of the date hereof have been included in the Final Schedules to the same extent and with the same force and effect as all other properties currently owned by the Company. With respect to the Kane and Konover Properties, the Company shall make, on the date of the Second Closing, all representations and warranties set forth herein with respect to the Kane and Konover Properties as if the Company owned such Kane and Konover Properties as of the date of the Second Closing, such that the Company shall be deemed as of the Second Closing to (a) own all of the real and personal property, (b) have assumed any contracts, other agreements, liabilities or other obligations related to such real and personal property and (c) own any entities, if applicable, to be transferred to the Company or an Affiliate thereof pursuant to the Kane Purchase Agreement and the Konover Purchase Agreement. Fifteen (15) Business Days prior to the date of the Second Closing, the Company shall provide Buyer with schedules (the "Kane and Konover Schedules") relating to all representations and warranties with respect to the Kane and Konover Properties to be made on the date of the Second Closing pursuant to this Section 5.8. The parties hereto agree that the Company may elect prior to the Second Closing to not acquire up to an aggregate of three properties (the "Kick Out Properties") pursuant to the terms of the Kane Purchase Agreement and/or the Konover Purchase Agreement, as applicable, if the Company is released from its obligations to purchase such properties under the terms of the Kane Purchase Agreement or the Konover Purchase Agreement, as applicable, and in such case, if the Company has elected not to purchase such properties: (i) any representations and warranties made pursuant to this Section
5.8 shall be deemed not to include any representations and warranties with respect to the Kick Out Properties, (ii) the Company shall not have breached its representations and warranties hereunder to the extent it does not close on the Kick Out Properties and (iii) the failure to close on the Kick Out Properties shall not by itself constitute a Material Adverse Effect or a failure of a closing condition under Article 7 hereof (it being understood that if, prior to the Second Closing, the Company elects not to acquire four or more of the Kane and Konover Properties, such failure will constitute a Material Adverse Effect and the failure of a closing condition under Article 7 hereof, and it being further understood that the failure of the Company to acquire the Kane and Konover Properties other than the Kick Out Properties, if any, will constitute a Material Adverse Effect and the failure of a closing condition under Article 7 hereof as to all Subsequent Closings after the Second Closing).

                                    ARTICLE 6

                          CERTAIN ADDITIONAL COVENANTS

         Section 6.1 Resale. Buyer acknowledges and agrees that the Company Common Stock that Buyer will acquire in any Stock Purchase will not be registered under the Securities Act and may only be sold or otherwise disposed of in one or more transactions registered under the Securities Act and, where applicable, relevant state securities laws or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such state securities laws is available, and Buyer agrees that the certificates representing such Company Common Stock shall bear a legend to that effect and a legend as to its status as restricted securities.

         Section 6.2 REIT Compliance. Buyer will make available to the Company information known to Buyer regarding the ownership of interests in Buyer as requested by the Company and reasonably necessary for the Company to review the accuracy of the representations set forth in Sections 4.8 and 4.10.

         Section 6.3 REIT Status. From and after the date hereof and so long as Buyer owns 10% or more of the outstanding Company Common Stock unless the Directors on the Board nominated by the Buyer consent to doing otherwise, the Company will elect to be taxed as a REIT in its federal income tax returns, will comply with all applicable laws, rules and regulations of the Code relating to a REIT, and will not take any action or fail to take any action which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes.

         Section 6.4 Ownership of Assets. From and after the date hereof and as long as Buyer or an Affiliate thereof owns any Company Common Stock, the Company shall not own, directly or indirectly, 20% or more of its assets, in the aggregate, through Persons that are not Subsidiaries.


                                    ARTICLE 7

                             CONDITIONS TO CLOSINGS

         Section 7.1 Conditions of Purchase at Initial Closing. The obligation of Buyer to purchase and pay for the Purchased Shares at the Initial Closing is subject to satisfaction or waiver of each of the following conditions precedent:

                  (a) Representations and Warranties; Covenants. The representations and warranties of the Company contained herein shall have been true and correct in all respects on and as of the date hereof, and shall be true and correct in all respects on and as of the date of the Initial Closing (including, without limitation, the Schedules hereto), with the same effect as though such representations and warranties had been made on and as of the date of the Initial Closing (except for representations and warranties that speak as of a specific date or time other than the date of the Initial Closing (which need only be true and correct in all respects as of such date or time)), other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that if any of the representations and warranties is already qualified in any respect by materiality or as to Material Adverse Effect for purposes of this Section 7.1(a) such materiality or Material Adverse Effect qualification will be in all respects ignored (but subject to the overall standard as to Material Adverse Effect set forth immediately prior to this proviso). The covenants and agreements of the Company to be performed on or before the date of the Initial Closing in accordance with this Agreement shall have been duly performed in all respects. The Company shall have delivered to Buyer at the Initial Closing a certificate of an appropriate officer in form and substance reasonably satisfactory to Buyer dated the date of the Initial Closing to such effect.

                  In making any determination as to Material Adverse Effect under this Section 7.1(a), the matters set forth in such Section shall be aggregated and considered together.

                  (b) No Material Adverse Change. Since the date hereof, there shall not have been any change, circumstance or event which has had or would reasonably be expected to have a Material Adverse Effect.

                  (c) Consents. The Company shall have obtained the consents set forth in Schedule 3.4(d)-A.

                  (d) Ownership Limit Waiver. Buyer's ownership of up to the Initial Number of Shares shall have been exempted on a continuing basis subject to continuing validity of the representations and warranties of the Buyer in
Article 4 hereof (disregarding the qualification in Sections 4.8 and 4.10 relating to Buyer's knowledge and assuming no exceptions are set forth in
Schedule 4.10-B) and provided such exemption does not otherwise jeopardize the Company's tax status as a REIT, from the ownership limit provisions of Article IV of the Company Charter and the Board shall have taken such action provided for under Article IV of the Company Charter to grant such exemption to Buyer. For purposes of this paragraph (d), references to Buyer, shall also be deemed to be references to any person who would be an Investor within the meaning of the Stockholders Agreement, provided such person has made the representations and warranties of the Buyer in Article 4 hereof.

                  (e) Employment Agreements. Waivers in connection with each Employment Agreement shall have been entered into to the extent necessary to provide (i) that the transactions contemplated by this Agreement, the Kane Purchase Agreement and the Konover Purchase Agreement (together with this Agreement and the Kane Purchase Agreement, the "Transaction Documents") will not trigger any actual or contingent obligation under such Employment Agreement (including any payment or other obligation, forgiveness of debt, other release from obligation or acceleration of vesting of restricted stock, stock options or other awards, but excluding any automatic extension of the term of any Employment Agreement); and (ii) that the transactions contemplated by the Transaction Documents will not be taken into account in determining whether any subsequent transaction or event will trigger any such obligation.

                  (f) Restricted Stock Plan. Waivers in connection with The Factory Stores of America, Inc. 1996 Restricted Stock Plan (the "Restricted Stock Plan") and any award agreements thereunder shall have been entered into to the extent necessary to provide (i) that the transactions contemplated by the Transaction Documents will not trigger, directly or indirectly, the acceleration of vesting of any restricted stock granted under the Restricted Stock Plan; and
(ii) that the transactions contemplated by the Transaction Documents will not be taken into account in determining whether any subsequent transaction or event will trigger any such acceleration of vesting.

                  (g) Stock Option Plan. Waivers in connection with The Factory Stores of America, Inc. Amended and Restated 1993 Employee Stock Incentive Plan (the "Stock Incentive Plan") and any award agreements thereunder shall have been entered into to the extent necessary to provide (i) that the transactions contemplated by the Transaction Documents will not result in the acceleration of vesting of any stock options granted under the Stock Incentive Plan; and (ii) that the transactions contemplated by the Transaction Documents will not be taken into account in determining whether any subsequent transaction or event will trigger any such acceleration of vesting.

                  (h) Title Policies. The Company shall deliver updates of all Title Policies dated the date of the Initial Closing, in form and substance consistent in all material respects with the representations and warranties set forth in Section 3.11(a) of this Agreement.

                  (i) NYSE Approval. On or prior to the date of the Initial Closing, the New York Stock Exchange shall have approved, with respect to Buyer's ownership of up to the Initial Number of Shares at the Initial Closing, this Agreement, the Registration Rights Agreement, the Stockholders Agreement, the Contingent Value Right Agreement and the transactions contemplated hereby and thereby.

         Section 7.2 Conditions to Purchase at Second Closing. The obligations of Buyer to purchase and pay for the Purchased Shares at the Second Closing are subject to satisfaction or waiver of each of the following conditions precedent:

                  (a) Representations and Warranties; Covenants. The representations and warranties of the Company contained herein shall have been true and correct in all respects on and as of the date hereof, and shall be true and correct in all respects on and as of the date of the Second Closing (including, without limitation, the Schedules hereto), with the same effect as though such representations and warranties had been made on and as of the date of the Second Closing (except for representations and warranties that speak as of a specific date or time other than the date of the Second Closing (which need only be true and correct in all respects as of such date or time)), other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that if any of the representations and warranties is already qualified in any respect by materiality or as to Material Adverse Effect for purposes of this Section 7.2(a) such materiality or Material Adverse Effect qualification will be in all respects ignored (but subject to the overall standard as to Material Adverse Effect set forth immediately prior to this proviso). The covenants and agreements of the Company to be performed on or before the date of the Second Closing in accordance with this Agreement shall have been duly performed in all respects. The Company shall have delivered to Buyer at the Second Closing a certificate of an appropriate officer in form and substance reasonably satisfactory to Buyer dated the date of the Second Closing to such effect.

                  (b) Stockholder Approval. The issuance of Company Common Stock pursuant to this Agreement, the election of three Investor Nominees to the Board and the amendment of the Company Charter as set forth in Section 3.4 of the Stockholders Agreement shall have been approved by the majority vote of the Company's stockholders other than Buyer (the "Stockholder Approval").

                  (c) Consents. The Company shall have obtained the consents set forth in Schedule 3.4(d)-B.

                  (d) Estoppel Certificates. The Company shall have delivered estoppel certificates for 50% of the tenants at the properties listed on
Schedule 7.2(d), in form and substance satisfactory to Buyer.

                  (e) Title Policies. The Company shall deliver updates of all Title Policies with respect to the Kane and Konover Properties.

                  (f) NYSE Approval. On or prior to the date of the Second Closing, the New York Stock Exchange shall have approved this Agreement, the Registration Rights Agreement, the Stockholders Agreement, the Contingent Value Right Agreement and the transactions contemplated hereby and thereby.

                  (g) Opinion of Counsel. Buyer shall have received an opinion of Alston & Bird LLP, substantially in the form of Exhibit G hereto, that (i) commencing with the Company's taxable year ending December 31, 1993, the Company has been organized in conformity with the requirements for qualifications as a REIT and its proposed method of operation, as described in certain representations of the Company, will enable the Company to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) to the extent the Company has met qualifications as a REIT, it has been a "domestically controlled" REIT.

                  (h) Filing of Tax Return. The Buyer and each of its Subsidiaries shall have filed with the appropriate taxing authority all Tax Returns required to be filed by it for the year ended December 31, 1997.


         Section 7.3 Conditions of Purchase at All Closings. The obligations of Buyer to purchase and pay for the Purchased Shares at each Closing (including the Initial Closing, the Second Closing and any Subsequent Closing, except where otherwise indicated) are subject to satisfaction or waiver of each of the following conditions precedent:

                  (a) Representations and Warranties; Covenants. The representations and warranties of the Company contained herein shall have been true and correct in all respects on and as of the date hereof, and shall be true and correct in all respects on and as of the relevant Closing Date (including, without limitation, the Schedules hereto), with the same effect as though such representations and warranties had been made on and as of such Closing Date (except for representations and warranties that speak as of a specific date or time other than such Closing Date (which need only be true and correct in all respects as of such date or time)), other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect; provided, however, that if any of the representations and warranties is already qualified in any respect by materiality or as to Material Adverse Effect for purposes of this Section 7.3(a) such materiality or Material Adverse Effect qualification will be in all respects ignored (but subject to the overall standard as to Material Adverse Effect set forth immediately prior to this proviso). The covenants and agreements of the Company to be performed on or before the relevant Closing Date in accordance with this Agreement shall have been duly performed in all respects. The Company shall have delivered to Buyer at the relevant Closing a certificate of an appropriate officer in form and substance reasonably satisfactory to Buyer dated the relevant Closing Date to such effect.

                  (b) No Material Adverse Change. Since the date of the immediately preceding Closing, there shall not have been any change, circumstance or event which has had or would reasonably be expected to have a Material Adverse Effect.

                  (c) No Material Breach. The Company shall be in compliance in all material respects with its covenants and other obligations under this Agreement, the Stockholders Agreement, the Contingent Value Right Agreement and the Registration Rights Agreement. The Company shall have satisfied the conditions of (i) Section 7.1(a) at the Initial Closing, (ii) Section 7.2(a) at the Second Closing, and (iii) Section 7.3(a) at all Closings.

                  (d) No Injunction. There shall not be in effect any final order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no pending Actions which would reasonably be expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or to issue the Purchased Shares.

                  (e) REIT Status. The Company shall have elected to be taxed as a REIT in its most recent federal income tax return, and shall be in compliance with all applicable laws, rules and regulations, including the Code, necessary to permit it to be taxed as a REIT, unless the Investor Nominees (as defined in the Stockholders Agreement) shall have consented to changing such election. The Company shall not have taken any action or have failed to take any action which would reasonably be expected to, alone or in conjunction with any other factors, result in the loss of its status as a REIT for federal income tax purposes, unless the Investor Nominees (as defined in the Stockholders Agreement) shall have consented to taking or omitting to take such action.

                  (f) Domestically Controlled REIT. To the Company's knowledge, the Company is, and after giving effect to the relevant Closing will be, a "domestically-controlled" REIT within the meaning of Section 897(h)(4)(B) of the Code.

                  (g) Asset Test. The Board shall have determined that the Company satisfied the "5% asset test" of Section 856(c)(5) of the Code, or such successor provision as may be applicable, for the most recently ended calendar quarter as required by the Code.

                  (h) Consents. On each Closing other than the Initial Closing and the Second Closing, the Company shall have obtained the consents, if required, set forth in Schedule 3.4(d)-C.

                  (i) Opinion of Counsel. On or prior to the date of each Closing, the Company shall have delivered to Buyer the opinions of Alston & Bird LLP, counsel for the Company, in form and substance reasonably acceptable to Buyer.

         Section 7.4 Conditions of Sale. The obligation of the Company to issue and sell any Purchased Shares at any Closing (including the Initial Closing, the Second Closing and each Subsequent Closing, except where otherwise indicated below) is subject to satisfaction or waiver of each of the following conditions precedent:

                  (a) Representations and Warranties; Covenants. The representations and warranties of Buyer contained herein shall have been true and correct in all respects on and as of the date hereof, and shall be true and correct in all respects on and as of the relevant Closing Date with the same effect as though such representations and warranties had been made on and as of the relevant Closing Date (except for representations and warranties that speak as of a specific date or time other than such Closing Date (which need only be true and correct in all respects as of such date or time)), other than, in all such cases, such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company or Buyer's ability to consummate the transactions contemplated hereby; provided, however, that if any of the representations and warranties is already qualified in any respect by materiality or as to Material Adverse Effect for purposes of this Section 7.4(a) such materiality or Material Adverse Effect qualification will be in all respects ignored (but subject to the overall standard as to Material Adverse Effect set forth immediately prior to this proviso). The covenants and agreements of Buyer to be performed on or before the relevant Closing Date in accordance with this Agreement shall have been duly performed in all respects, other than (except for Buyer's obligation to pay the relevant Purchase Price at the relevant Closing as to which the proviso set forth in this other-than clause shall not apply) for such failures to have been performed as would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company's or Buyer's ability to consummate the transactions contemplated hereby; provided, however, that if any such covenant or agreement is already qualified in any respect by materiality or as to Material Adverse Effect for purposes of determining whether this condition has been satisfied, such materiality or Material Adverse Effect qualification will be in all respects ignored and such covenant or agreement shall have been performed in all respects without regard to such qualification (but subject to the overall exception as to Material Adverse Effect set forth immediately prior to this proviso). Buyer shall have delivered to the Company at the relevant Closing a certificate of an appropriate officer in form and substance reasonably satisfactory to the Company dated the relevant Closing Date to such effect.

                  (b) Stockholder Approval. Except in the case of the Initial Closing, the issuance of the Company Common Stock pursuant to this Agreement shall have received Stockholder Approval.

                  (c) No Injunction. There shall not be in effect any final order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby and there shall be no pending Actions which would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby or to acquire the Purchased Shares.

                  (d) Consents. The Company shall have obtained the consents set forth in Schedule 3.4(d)-A in the case of the Initial Closing, in Schedule 3.4(d)-B in the case of the Second Closing, and in Schedule 3.4(d)-C in the case of each other Subsequent Closing.

                                    ARTICLE 8

                            SURVIVAL; INDEMNIFICATION

        Section 8.1 Survival. Other than the representations contained in Sections 4.8 and 4.10 (which shall survive for as long as the Buyer owns Purchased Shares), the representations contained in Sections 3.2 and 3.3(a) (which shall survive indefinitely), the representations contained in Section
3.12 (which shall survive until the sixth anniversary of the date of the Initial Closing) and the representations contained in 3.8 and 3.13 (which shall survive for a period equal to the applicable statute of limitations for any taxes or penalties imposed and payable in breach of such representations and warranties), all representations, warranties and (except as provided by the last sentence of this Section 8.1) covenants and agreements of the parties contained herein, including indemnity or indemnification agreements contained herein, or in any Schedule or Exhibit hereto, or any certificate, document or other instrument delivered in connection herewith shall survive the Initial Closing, the Second Closing, any Subsequent Closing and the termination of this Agreement pursuant to Section 9.1 hereof (notwithstanding the exercise of Buyer's put option pursuant to Section 2.9 hereof) until the twelve month anniversary of the latest of the Initial Closing, the Second Closing, any Subsequent Closing and the termination of this Agreement pursuant to Section 9.1 hereof; provided, however, that there shall be no termination with respect to any representation and warranty as to which either (a) a bona fide claim has been asserted prior to such date or (b) the Company had actual knowledge of any breach thereof prior to any Closing Date. No Action or proceeding may be brought with respect to any of the representations and warranties, or any of the covenants or agreements which survive until such twelve month anniversary, unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty or breach of covenant or agreement, shall have been delivered to the party alleged to have breached such representation or warranty or such covenant or agreement prior to such twelve month anniversary; provided, however, that, if Buyer shall have complied with this Section 8.1, the damages for breach by the Company of any of the representations and warranties, or any of the covenants or agreements which survive until such twelve month anniversary, shall be measured with respect to all of Buyer's purchases of Company Common Stock hereunder and not with respect only to Buyer's purchases hereunder made prior to such twelve month anniversary, but such measurement shall not in any event include any shares of Company Stock that Buyer may have purchased other than from the Company. Those covenants or agreements that contemplate or may involve actions to be taken or obligations in effect after the Initial Closing shall survive in accordance with their terms.

         Section 8.2  Indemnification by Buyer or the Company.

                  (a) Subject to Section 8.1, from and after any Closing Date, Buyer shall indemnify and hold harmless the Company, its Affiliates and its Subsidiaries and its and their respective directors, officers, employees, stockholders, partners, members and representatives, and their respective successors and assigns, from and against any and all damages, claims, losses, expenses, costs, obligations, and liabilities, including liabilities for all reasonable attorneys' fees and expenses (including attorney and expert fees and expenses incurred to enforce the terms of this

Agreement) (collectively, "Loss and Expenses") suffered, directly or indirectly, by the Company by reason of, or arising out of, (i) any breach as of the date made or deemed made or required to be true of any representation or warranty made by Buyer in or pursuant to this Agreement, or (ii) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth herein. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Loss and Expenses include a party's incidental or consequential damages.

                  (b) Subject to Section 8.1, from and after any Closing Date, the Company shall indemnify and hold harmless Buyer, its Affiliates and its Subsidiaries and its and their respective directors, officers, employees, stockholders, partners, members and representatives, and their respective successors and assigns (each, an "Indemnified Party"), from and against any and all Loss and Expenses, suffered, directly or indirectly, by Buyer by reason of, or arising out of, (i) any breach as of the date made or deemed made or required to be true of any representation or warranty made by the Company in or pursuant to this Agreement and any statements made in any certificate delivered pursuant to this Agreement, or (ii) any failure by the Company to perform or fulfill any of its covenants or agreements set forth herein. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Loss and Expenses include a party's incidental or consequential damages. Separate and apart from the Company's obligation to indemnify Buyer pursuant to the terms of this
Section 8.2(b), the Company shall purchase on Buyer's behalf insurance against Environmental Liabilities in the amount of $2,000,000 annually per each occurrence and $10,000,000 per annum (exclusive of legal defense costs) of coverage, and shall pay any deductible applicable thereto, and shall maintain such insurance on Buyer's behalf for a period of seven years. For purposes hereof, "Environmental Liabilities" shall include any liability, loss cost or expense arising under Environmental Laws or from Environmental Claims, including, without limitation, costs of investigation, cleanup, remedial or response action, the costs associated with posting financial assurances for the completion of response, remedial or corrective actions, the preparation of any closure or other necessary or required plans or analyses, or other reports or analyses submitted to or prepared by regulating agencies, including the cost of health assessments, epidemiological studies and the like, retention of engineers and other expert consultants, legal counsel, capital improvements, operation and maintenance testing counsel, capital improvements, operation and maintenance testing and monitoring costs, power and utility costs and pumping taxes or fees, and administrative costs incurred by governmental agencies.

                  (c) In the event that (i) the closing condition set forth in
Section 7.2(g)(ii) hereof is not satisfied and, notwithstanding the failure of such closing condition, the Second Closing has occurred, (ii) Buyer has not exercised its put option pursuant to Section 2.9 hereof and (iii) the Company indemnifies an Indemnified Party pursuant to the terms of Section 8.2(b) hereof in connection with the failure of the Company to qualify as a "domestically controlled REIT" (any payments payable under clause (iii) upon occurrence of the events set forth in clauses (i) - (iii), the "Indemnified Taxes"), the Company will be obligated to pay to such Indemnified Party, in addition to any Indemnified Taxes, an additional amount equal to the sum of (i) the product of
(A) the amount of the Indemnified Taxes and (B) a fraction, the numerator of which equals the percentage of the outstanding Company Common Stock owned by Investor as of the date such indemnification arises (expressed as a percentage) (the "Investor Ownership Percentage") and the denominator of which equals the difference between the number one (1) and the Investor Ownership Percentage and (ii) any Taxes imposed on such Indemnified Party in connection with the receipt of payments pursuant to this Section 8.2(c) (including any amounts paid under this clause (ii)). For the avoidance of doubt, this in the event the closing condition set forth in Section 7.2(g)(ii) hereof is satisfied, this Section 8.2(c) shall not be applicable.

                  (d) Notwithstanding the foregoing, (i) neither Buyer nor the Company shall be responsible for any Loss and Expenses as provided by paragraphs
(a) and (b) (except with respect to the Indemnified Taxes and any amounts payable pursuant to Section 8.2(c) hereof, which shall not be subject to any minimum threshold), respectively, of this Section 8.2 until the cumulative aggregate amount of such Loss and Expenses suffered by Buyer or the Company, as the case may be, exceeds $500,000, in which case Buyer or the Company, as the case may be, shall then be liable for all such Loss and Expenses, and (ii) the cumulative aggregate indemnity obligation of each of Buyer and the Company under this Section 8.2 shall in no event exceed the actual aggregate amount paid by Buyer for the shares of Company Common Stock and the Contingent Value Rights purchased by it from the Company pursuant to this Agreement. Except with respect to third-party claims being defended in good faith or claims for indemnification with respect to which there exists a good faith dispute, the indemnifying party shall satisfy its obligations hereunder within 30 days of receipt of a notice of claim under this Article 8.

         Section 8.3 Third-Party Claims. If a claim by a third party is made against an Indemnified Party and if such Indemnified Party intends to seek indemnity with respect thereto under this Article, such Indemnified Party shall promptly notify the indemnifying party in writing of such claims setting forth such claims in reasonable detail; provided, however, the foregoing notwithstanding, the failure of any Indemnified Party to give any notice required to be given hereunder shall not affect such Indemnified Party's right to indemnification hereunder except to the extent the indemnifying party from whom such indemnity is sought shall have been prejudiced in its ability to defend the claim or action for which such indemnification is sought by reason of such failure. The indemnifying party shall have 20 days after receipt of such notice to undertake, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided, however, that the Indemnified Party may participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. The Indemnified Party shall not pay or settle any claim which the indemnifying party is contesting. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 20 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

                                    ARTICLE 9

                                   TERMINATION

         Section 9.1 Termination. (a) This Agreement may be terminated prior to the Initial Closing by:

                  (i) the mutual consent of the Company and Buyer at any time;

                  (ii) Buyer at any time (if it is not in breach of any of its material obligations hereunder) in the event of a breach or failure by the Company that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by the Company contained herein which has not been, or cannot be, cured within 30 Business Days after written notice of such breach is given to the Company;

                  (iii) the Company at any time (if it is not in breach of any of its material obligations hereunder) in the event of a breach or failure by Buyer that is material in the context of the transactions contemplated hereby of any representation, warranty, covenant or agreement by Buyer contained herein which has not been, or cannot be, cured within 30 Business Days after written notice of such breach is given to Buyer; or

                  (iv) either the Company or Buyer at any time, if the Initial Closing shall not occur on a Target Date, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any material covenant or agreement set forth herein required to be performed or observed by such party on or before the date of the Initial Closing.

                  (b)      This Agreement may be terminated at any time by:

                  (i) either the Company or Buyer, in the event that the stockholders of the Company vote upon and fail to approve the issuance of Company Common Stock contemplated hereby (it being understood that the Initial Closing shall have occurred prior to the date of the meeting of holders of shares of Company Stock to so approve);

                  (ii) Buyer, (1) if the Board shall have withdrawn, modified or failed to make or refrained from making its recommendation that the stockholders of the Company approve the issuance of Company Common Stock pursuant to this Agreement as provided for in Section 3.2(b) and
         Section 5.1(b) or (2) if the Board at any time refuses to reaffirm, at Buyer's request, such recommendation and its determination to make such recommendation to the stockholders of the Company, except, in each case, as permitted by Section 5.4, or (3) if no meeting at which the stockholders of the Company are asked to vote upon the transactions contemplated by this Agreement shall have duly occurred on or prior to August 31, 1998;

                  (iii) the Company, if the Board in compliance with Section 5.4 hereof determines in good faith to terminate in favor of a Competing Transaction, subject to the Company's obligation to pay Buyer certain fees pursuant to Section 9.3 hereof;

                  (iv) Buyer on or before five Business Days following the date on which the Final Schedules, the Kane Purchase Agreement (with completed schedules) and the Konover Purchase Agreement (with completed schedules) have been delivered by the Company to Buyer if Buyer, in its sole discretion, believes that the Final Schedules, the Kane Purchase Agreement or the Konover Purchase Agreement disclose facts that are material and adversely affect the Company;

                  (v) Buyer on or before five Business Days following the date any Updated Schedules have been delivered by the Company to Buyer if Buyer, in its sole discretion, believes that the Updated Schedules disclose facts that are material and adversely affect the Company;

                  (vi) Buyer on or before five Business Days following the date on which the Kane and Konover Schedules have been delivered by the Company to Buyer, if Buyer reasonably believes that the Kane and Konover Schedules disclose facts that have a material adverse effect on the value of the Kane and Konover Properties to the Company; or

                  (vii) Buyer if the Second Closing does not occur by September 30, 1998 (other than as a result of a material breach by Buyer of its obligations under this Agreement).

         Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall be construed to permit the Company to prevent Buyer from purchasing the Initial Number of Shares (other than if the Company terminates this Agreement prior to the date of the Initial Closing pursuant to
Section 9.1(a)(iii)).

         Section 9.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of the Company and Buyer pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto (other than the right of Buyer to purchase the Initial Number of Shares as set forth in the last paragraph of Section 9.1 of this Agreement), except that the provisions of Sections 5.2 (Public Announcements; Confidentiality), 9.3 (Expenses), 10.2 (Governing Law), and 10.4 (Notices), and, in the event of any termination following any Closing hereunder, the provisions of Article 8 (Survival; Indemnification), and any related definitional, interpretive or other provisions necessary for the logical interpretation of such provisions, shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any breach of this Agreement.

         Section 9.3  Expenses.

                  (a) Whether or not any Stock Purchase is consummated, all reasonable out-of-pocket legal and other costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be reimbursed by the Company as of the date hereof (by wire transfer of same day funds); provided that Buyer shall not have breached any of its representations and warranties in any material respect. In addition, the Company shall promptly reimburse Buyer for all reasonable out-of-pocket legal and other costs and expenses incurred after the date hereof in connection with Buyer (i) monitoring the Company and the performance of the Purchased Shares and (ii) performing its duties under each of the Governing Documents.

                  (b) At any time prior to the Initial Closing or, if the Initial Closing has occurred, at any time prior to the Second Closing, if this Agreement is terminated, the Company shall pay Buyer a fee in the amount of $2,250,000 (the "Break-up Fee"); provided, that Buyer is not in material default under this Agreement, that Buyer has not breached any of its representations and warranties in any material respect, and that Buyer has satisfied in all material respects its covenants relating to the Initial Closing and contemplated by the terms hereof to be performed at or prior to the time of the Company's stockholders' meeting. In addition, in the event the Board, prior to the stockholders meeting referenced in Section 5.1(b) of this Agreement, is contacted by another person regarding a Competing Transaction or has information relating to a Competing Transaction to be proposed by another person, and the Company enters into a Competing Transaction with such person or any Affiliate of such person on or prior to the one year anniversary of the date this Agreement is terminated, the Company shall pay Buyer an additional fee in the amount of $3,000,000 (the "Topping Fee"). Notwithstanding the foregoing, in the event a Topping Fee is paid to Buyer and the amount of cash received by Buyer pursuant to (i) the Break-up Fee PLUS (ii) the Topping Fee PLUS (iii) the 19.9% Sale Transaction Profit exceeds $7,750,000, Buyer shall refund to the Company the amount of such excess within thirty days.


                                   ARTICLE 10

                                  MISCELLANEOUS

         Section 10.1 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section, provided receipt of copies of such counterparts is confirmed.

         Section 10.2 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF.

         Section 10.3 Entire Agreement. This Agreement (including agreements incorporated herein) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. This Agreement is not intended to confer upon any person not a party hereto (and their successors and assigns) any rights or remedies hereunder.

         Section 10.4 Notices. All notices and other communications hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to the Company shall be addressed to:

                  FAC Realty Trust, Inc.
                  11000 Regency Parkway, 3rd fl.
                  East Tower
                  Cary, NC 27511
                  Attention:  C. Cammack Morton
                  Telecopy:   (919) 462-8799

                  with a copy to:

                  Alston & Bird LLP
                  310 UCS Plaza
                  3605 Glenwood Ave.
                  P.O. Drawer 31107
                  Raleigh, North Carolina  27622-1107
                  Attention:        Brad S. Markoff, Esq.
                  Telecopy:         (919) 881-3175


or at such other address and to the attention of such other person as the Company may designate by written notice to Buyer. Notices to Buyer shall be addressed to:

                  Lazard Freres Real Estate Investors, LLC
                  Thirty Rockefeller Plaza, 63rd Floor
                  New York, NY 10020
                  Attention: Arthur P. Solomon and Murry N. Gunty Telecopy Number: (212) 632-6052 with a copy to:

                  Latham & Watkins
                  885 Third Avenue
                  New York, NY 10022
                  Attention:  R. Ronald Hopkinson, Esq.
                  Telecopy Number: (212) 751-4864

         Section 10.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Except as specifically provided hereby, Buyer shall not be permitted to assign any of its rights hereunder to any third party, other than to one or more Affiliates of LFREI, a majority of the voting power and the economic interests of which are Beneficially Owned (as that term is defined in the Stockholders Agreement) by LFREI, provided that such Affiliates make the representations set forth in Article 4 hereof and agree to be bound hereby and by the Stockholders Agreement, and provided that Buyer shall remain liable hereunder, and provided that any bona fide financial institution to which Buyer or any permitted transferee has Transferred (as that term is used in the Stockholders Agreement) (including upon foreclosure of a pledge) shares of Company Stock for the purpose of securing bona fide indebtedness of Buyer or such permitted transferee and which has agreed to be bound by this Agreement and the Stockholders Agreement shall also be entitled to enforce the rights of Buyer hereunder.

         Section 10.6 Headings. The Section, Article and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated.

         Section 10.7 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Either party hereto may, only by an instrument in writing, waive compliance by the other party hereto with any term or provision hereof on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision hereof shall not be construed as a waiver of any subsequent breach.

         Section 10.8  Interpretation; Absence of Presumption.

                  (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, and (v) provisions shall apply, when appropriate, to successive events and transactions.

                  (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         Section 10.9 Severability. Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

         Section 10.10 Further Assurances. The Company and Buyer agree that, from time to time, whether before, at or after any Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents hereof.

         Section 10.11 Specific Performance. Buyer and the Company each acknowledge that, in view of the uniqueness of the parties hereto, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

         Section 10.12 Interpretation of Schedules. Any matter set forth on any Schedule shall be deemed to be referred to on all other Schedules to which such matter logically relates and where such reference would be appropriate and can reasonably be inferred from the matters disclosed on the first Schedule as if set forth on such other Schedules.

                            [signature page follows]

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

                PROMETHEUS SOUTHEAST RETAIL LLC

                By: LF Strategic Realty Investor II, L.P.,
                     its sole member


                By: Lazard Freres Real Estate Investors, LLC,
                    its general partner


                         By: _______________________
                     Name: _________________________
                    Title: _________________________


                FAC REALTY TRUST, INC.


                By: ________________________
                     Name: C. Cammack Morton
                    Title: Chief Executive Officer